Registration No.: 333

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

     ADCARE HEALTH SYSTEMS, INC.
(Name of Small Business Issuer in its charter)

Ohio	8051	31-1332119
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

	5057 Troy Road
	Springfield, Ohio 45502-9032

(Address and telephone number
of principal executive offices)
___________________________________
David A. Tenwick
5057 Troy Road
Springfield, Ohio 45502-9032
(937) 964-8974
(Name, address and telephone number of agent for service)
____________________________________

COPIES OF ALL COMMUNICATIONS, INCLUDING COPIES OF ALL COMMUNICATIONS

SENT TO AGENT FOR SERVICE, SHOULD BE SENT TO

Michael A. Smith, Esq.	Ralph V. De Martino, Esq.
Carlile Patchen & Murphy LLP	Cozen O’Connor
366 East Broad Street	1667 K Street, NW
Columbus, Ohio 43215	Suite 500
(614) 628-0788	Washington, DC 20006
(202) 912-4800

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐_______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐_______

If this Form is a post-effective amendment filed pursuant to rule 462(d) under the securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _______

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities to	Amount to be	Offering Price Per	Aggregate Offering	Amount of
be Registered	Registered(1)	Unit(2)	Price(2)	Registration Fee

Units, consisting of two shares of
common stock, no par value per	1,265,000 units	$11.00	$13,915,000	$1,488.91
share, and two warrants each to
purchase one share of common
stock(3):

Common stock included in units:	2,530,000 shares	$-	$-	$-

Warrants to purchase common stock	2,530,000 warrants	$-	$-	$-
included in units:

Common stock underlying public	2,530,000 shares	$8.25	$20,872,500	$2,233.36
warrants:

Representative’s unit purchase	1 option	$100	$100	$.01
option:

Units underlying the	110,000 units	$12.10	$1,331,000	$142.42
Representative’s Unit Purchase
Option (“Underwriter’s Units”)

Shares of common stock included as	220,000 shares	$-	$-	$-
part of the Underwriter’s Units

Warrants included as part of the	220,000 warrants	$-	$-	$-
Representative’s Units

Shares of common stock underlying	220,000 shares	$8.25	$1,815,000	$194.21
the warrants included in the
Representative’s Units(4)

Common stock for resale by existing	378,000	$5.00	$1,890,000	$202.23
debenture holders after conversion

Common stock for resale by existing	324,800	$1.00	$324,800	$34.75
warrant holders after exercise

Total Amount of Registration Fees:				$4,295.89

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Act”), in order to prevent dilution, a presently indeterminable number of shares of common stock are registered hereunder which may be issued in the event of stock splits, stock dividends, triggering of any anti-dilution provisions in the warrants included in the units and the representative’s warrants for the purchase of units or similar transactions involving the common stock of the Registrant. No additional registration fee has been paid for these shares of common stock.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Section 6(b) of the Act, and computed pursuant to Rule 457(a) promulgated under the Act.

(3)	Includes 165,000 units which the underwriters have the option to purchase from the Registrant to cover over-allotments, if any.

(4)	No fee pursuant to Rule 457(g).

___________________________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

EXPLANATORY NOTE:

This registration statement contains two forms of prospectus: one for use in our underwritten initial public offering, and one for use by selling shareholders after completion of the underwritten initial public offering. The two prospectuses are identical in all respects except for the alternate pages for the selling shareholder prospectus, which are labeled “Alternate Page for Selling Shareholder Prospectus.”

Subject to completion, dated  ____________, 2006.

Preliminary Prospectus

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

ADCARE HEALTH SYSTEMS, INC. 1,100,000 UNITS

We are offering 1,100,000 units. Each unit consists of two shares of our common stock and two five-year warrants each to purchase one share of our common stock.

This is our initial public offering, no public market currently exists for our units, warrants or shares of common stock. The initial public offering price for the units is expected to be between $9.00 and $11.00 per unit.

We expect to list the units on the American Stock Exchange. The common stock and warrants will initially trade as a unit, until separated. When separated, we expect that the common stock and the warrants will trade separately on the American Stock Exchange.

The securities offered hereby involve a certain degree of risk. See “RISK FACTORS” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy and adequacy of this offering. Any representation to the contrary is a criminal offense.

Underwriting
	Price to the		Discounts and	Proceeds to
	Public		Commissions	the Company

PER UNIT	$	_______	$ _______	$	_______

TOTAL	$	______	$ _______	$	_______

We have granted the underwriters a forty-five day option to purchase up to an additional 165,000 units to cover over-allotments, if any.

The units are being offered by several underwriters named herein, subject to prior sale, when, as and if accepted by them the subject of certain conditions.

Newbridge Securities Corporation

The date of this Prospectus is ___________ __, 2006.

SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus. Prospective investors should read the entire prospectus before making an investment decision.

About Us

We are a Springfield, Ohio based fully integrated developer, owner and manager of retirement communities, assisted living facilities, nursing homes, and home health care services in the state of Ohio. We enjoy an excellent reputation for our management capabilities in delivering superior quality care to our residents. We currently manage fifteen facilities, comprised of six skilled nursing centers, seven assisted living residences and two independent living/senior housing facilities, totaling over 800 beds. We also recently acquired an established home health care business.

We have an ownership interest in seven of the facilities we manage, comprised of 100% ownership of two of the skilled nursing centers and one assisted living facility, as well as a 50% ownership of four of the assisted living residences. The assisted living facilities that we own, operate under the name Hearth & Home, with the tag line “Home is where the hearth is…” We also maintain a development/consulting initiative which is strategic in providing potential management opportunities to our core long-term care business.

Through company owned assets and third party contracts, we manage facilities and provide services with a total revenue base in excess of $45 million for the nine month period ended September 30, 2005. Our future plans call for capturing some of this revenue as we expand our ancillary service capabilities. Our revenue mix is comprised of: long term care resident fees, management and development fees and home healthcare service fees.

We were organized in 1989 by Gary Wade and Michael Williams, who remain active in the management of the business, as President and CEO and Executive Vice President and COO. Passport Retirement, founded by David A. Tenwick, (our Chairman), acquired AdCare Health Systems in 1995. We have a seasoned senior management team with substantial senior living, healthcare and real estate industry experience. Our senior management team is incentivized to continue to grow our business through their combined ownership of approximately 30% of our common stock prior to the offering, and 15% on a fully diluted basis following this offering.

Our management team believes that there are significant opportunities to continue the growth of the business. We operate in the senior living facilities market which, according to the American Senior Housing Association, is a $140 billion market. Our management believes that this market is one of the most dynamic and rapidly growing sectors within the healthcare space. We believe the trends are encouraging as a result of two key industry drivers: positive demographics, due to the aging of America, coupled with the limited current supply of senior living facilities. Our strategy is to be opportunistic by exploiting these trends and growing both organically and through strategic acquisitions.

We intend to increase stockholder value by becoming a more fully integrated provider of a broad set of senior living services. Our long term goal is to be a fully integrated senior living company. Our strategy to achieve this is to grow our company responsibly, both internally and through strategic acquisitions in complementary services. We intend to make acquisitions of additional facilities, and in ancillary businesses such as management companies, home health, nurse and technician staffing, institutional pharmacy, hospice and rehabilitation services. We intend to pursue these acquisitions in our current marketplace as well as identifying new markets which have strong senior living demographic growth.

Our principal executive offices are located at 5057 Troy Road, Springfield, Ohio 45502, and our telephone number is (937) 964-8974. We maintain a website at www.adcarehealth.com. The information on our website is not part of this prospectus.

Terms of Offering

Securities Offered	1,100,000 units, with each unit consisting of two shares of our common stock and two five-year warrants each to purchase one share of our common stock.

Warrant Terms	Each warrant is exercisable to purchase one share of our common stock at a price equal to 75% of the unit offering price beginning on the date the units separate through the date which is five years after the date of this prospectus.

Over-Allotment Option	165,000 units.

Common Stock to be Outstanding	4,196,072 shares of common stock (4,526,072 shares of common stock
After this Offering	if the over-allotment option is fully exercised) of which 2,200,000 shares of common stock or 52% would be held by persons purchasing in this offering (2,530,000 shares of common stock or 56% if the over-
allotment option is exercised in full).

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes, to acquire and expand our business operations, for working capital and to repay a portion of our existing debt. See “Use of
Proceeds” for additional information.

Risk Factors	Our business and operations are subject to a number of risks including, without limitation, lack of historic profits, our projected rapid growth and the fact that we operate in a
highly regulated industry. You should consider carefully all of the information set forth in this prospectus and, in particular, the specific factors set forth under “Risk Factors” below, before deciding whether to invest in our securities.

American Stock Exchange Listing	We intend to apply to the American Stock Exchange (“AMEX”) to have our units approved for quotation. Until the units are divided into separate components of two shares of common stock and two warrants, only the units will be quoted on the AMEX. Each unit will be divided into its separate components of two shares of common stock and two warrants 90 days immediately following this offering or sooner if determined by the underwriters. We expect to notify the unit holders of the separation of the units 30 days prior thereto through the issuance of a widely disseminated news release. The units will cease to exist at that time.

The number of shares of common stock to be outstanding after the offering is based on 1,996,072 shares outstanding as of January 25, 2006 and excludes:

•	114,200 shares issuable upon the exercise of outstanding options at a weighted average price of $2.50 per share;

•	609,187 shares issuable upon the exercise of outstanding warrants at a weighted average price of $1.70 per share;

•
shares issuable upon the conversion of $1,512,000 outstanding convertible debentures at a conversion price equal to the lesser of $5.00 or 80% of the value of the common stock issued in this offering. This conversion would occur upon the closing of this offering; and

•	200,000 shares issuable upon exercise of options available for future grant under our stock option plan.

Unless otherwise indicated, all information in this prospectus assumes a $10.00 per unit offering price and assumes no exercise of the over-allotment option granted to the underwriters.

All calculations involving shares of our stock reflect a 2.5:1 reverse stock split in December, 2005.

Summary Financial Information

The following financial information is derived from our audited financial statements for the fiscal years ended December 31, 2004 and 2003 and unaudited nine month periods ended September 30, 2005 and 2004. This information is only a summary and does not provide all of the information contained in our financial statements and related notes. You should read the "Management's Discussion and Analysis" beginning on page 14 of this prospectus and our financial statements and related notes beginning on page F-1.

INCOME STATEMENT DATA	Year Ended December 31		Nine Month Period	Nine Month Period
	2004	2003	Ended	Ended
			September 30, 2005	September 30, 2004
Revenues	$18,285,625	$16,451,178	$16,359,829	$13,561,392
Total Expenses	17,466,679	15,664,889	15,525,760	13,224,185
Net Income (Loss)	$222,841	$14,667	($ 145,920)	($ 160,396)
Net Income (Loss) Per Share	$0.13	$0.01	($0.24)	($0.10)

The following table assumes a $10.00 unit offering price and contains a summary of our consolidated balance sheet as of September 30, 2005 on an actual basis and as adjusted to give effect to the sale of the units we are offering, after deducting underwriting discounts and commissions and estimated offering expenses.

	September 30, 2005
BALANCE SHEET DATA	Actual	Adjusted
Current Assets	$4,254,316	$11,062,316
Total Assets	$23,655,129	$30,463,129
Current Liabilities	$7,181,983	$4,919,983
Total Liabilities	$22,058,821	$19,796,821
Stockholders’ Equity	$1,596,308	$10,666,308

RISK FACTORS

Prospective purchasers should carefully consider the following risk factors, in addition to the other information contained in this prospectus, before purchasing the securities being offered.

We have a history of operating losses, have only earned net income in the years ended December 31, 2003 and December 31, 2004, and may again incur losses in the future as we expand.

We incurred net losses from our inception until 2003, when we earned net income of $14,667 for the year. Net income increased to $222,841 for the year ended December 31, 2004. However, our net income in 2003 and 2004 was due to the gain recognized on the sale of real property owned by us. For the nine months ended September 30, 2005, we had a loss of $145,920. Therefore, we have not had profitable operations and there can be no assurance that we will be able to achieve and/or maintain profitable operations as we expand.

We intend to expand our business into new areas of operation.

Our business model calls for seeking to acquire existing cash flowing operations and to expand our operations into other areas of business. While we intend to retain our focus on the health care industry, our success will largely depend on our ability to expand into new areas of business within our general industry. As a result, we expect to experience all of the risks that generally occur with expansion into new areas. Many of these risks are out of our control, including risks such as:

•	adapting our management systems and personnel into new areas of business;

•	integrating new businesses into our structure;

•	obtaining adequate financing under acceptable terms;

•	where applicable, securing joint venture arrangements with local hospitals, churches, universities, and other entities;

•	retention of key personnel, customers and vendors of the acquired business;

•	impairments of goodwill and other intangible assets; and

•	contingent and latent risks associated with the past operations of, and other unanticipated costs and problems arising in, an acquired business.

If we are unable to successfully integrate the operations of an acquired business into our operations, we could be required to undertake unanticipated changes. These changes could have a material adverse effect on our business.

We may need additional financing to complete our long term acquisition and expansion plans, and we do not have commitments for additional financing.

To achieve our growth objectives, we will need to obtain sufficient financial resources to fund our expansion, development and acquisition activities. We believe that in addition to the funds from this offering, we may need to secure debt financing in order to help us leverage our equity resources and make further acquisitions. To date, we do not have any commitments for such financing and there can be no assurance that adequate financing will be available on terms that are acceptable to us, if at all. In addition, our Board of Directors may elect to use our stock as “currency” in acquiring additional businesses. If so, our stock holders may experience dilution.

We currently do not have any lines of credit in place which creates additional risks of not being able to satisfy short-term cash needs.

We recently converted all of our lines of credit into term debt. Therefore, at the present time, we do not have any lines of credit available to us. Businesses typically use lines of credit to finance short-term and unexpected cash needs. Since we do not have a line of credit currently in place, we are more susceptible to an acute cash deficit. We intend to secure a line of credit and an acquisition credit facility contemporaneous with this offering, but we can provide no assurance that a line of credit will be available on acceptable terms, if at all, or that the amount of any line of credit obtained will be sufficient to handle future cash needs as they arise.

Our business is concentrated in Ohio, making it subject to increased risks as a result of potential declines in the Ohio economy.

To date, all of our properties are located within the State of Ohio. While we intend to explore expansion into other geographic areas, we are, to some extent, dependent upon the economy of the State of Ohio and the surrounding region. If there is a substantial downturn in Ohio's economy, our ability to expand operations and to develop, acquire, and operate our residences may be impaired.

We are involved in an evolving and highly-regulated industry, which increases the cost of doing business and may require us to change the way our business is conducted.

Health care is an area of extensive and frequent regulatory change. Changes in the laws or new interpretations of existing laws can have a significant effect on methods of doing business, cost of doing business, and amounts of reimbursements from the government and other payors. Our assisted living residences and nursing homes are subject to regulation and licensing by state and local health and social service agencies and other regulatory authorities. We are and will continue to be subject to varying degrees of regulation and licensing by health or social service agencies. A failure to comply with applicable requirements could cause us to be fined or could cause the cessation of our business, which would have a material adverse effect on our company.

The assisted living model for long-term care is relatively new and, accordingly, the manner and the extent to which it is regulated at the federal and state level is evolving. Changes in the laws or new interpretations of existing laws may have a significant effect on our methods and costs of doing business. Our success will depend partially on our ability to satisfy the applicable regulations and requirements and to procure and maintain required licenses. Our operations could also be adversely affected by, among other things, regulatory developments such as mandatory increases in the scope and quality of care given to the residents and revisions in licensing and certification standards. We believe that our operations do not presently violate any existing federal or state laws. But there can be no assurance that federal, state, or local laws or regulatory procedures which might adversely affect our business, financial condition, and results of operations for prospects will not be expanded or imposed.

Changes in the reimbursement rate from methods of payment from Medicare and Medicaid may adversely affect our revenues and operating margins.

We receive a substantial portion of our revenues from third-party payors such as Medicare and Medicaid. The health care industry is experiencing a strong trend towards cost containment. In general, the government has sought to impose lower reimbursement and resource utilization group rates, limit the scope of covered services, and negotiate reduced payment schedules with providers. These cost containment measures have generally resulted in reduced rates of reimbursement for the services provided by companies such as ours.

Changes to Medicare and Medicaid reimbursement programs have limited, and are expected to continue to limit, payment increases under these programs. Also, the timing of Medicare and Medicaid program payments is subject to regulatory action and governmental budgetary constraints. This results in an increase in the time period between the submission of claims and payment. Furthermore, there are administrative rulings and interpretations of the Medicare and Medicaid program statutes which may further affect payments. In addition, federal and state government agencies may reduce the funds available under those programs in the future or require more stringent utilization and quality review of service providers such as us.

State regulatory changes also affect our business.

The Ohio General Assembly passed a new budget on July 1, 2005 which, among other things, institutes significant changes in the Medicaid reimbursement formula for nursing homes. Under this new law, the cost reimbursement system, which has been in place since the early 1990’s, will be phased out and replaced with a pricing system that will reward both quality of care and efficiency in management operations. In July 2006, Medicaid will begin the transition to the new reimbursement system. The transition is expected to take a number of years. We anticipate that Medicaid rates may drop by as much as 2% in July 2006. While the precise future impact is not known, Medicaid patients represent approximately 52% of our overall nursing home revenues and a drop in reimbursement could have a material adverse impact on our business.

State Certificate of Need laws and other regulations could negatively impact our ability to grow our nursing home business.

The State of Ohio, and other states in which we could expand, have adopted Certificate of Need or similar laws that generally require that a state agency approve certain nursing home acquisitions and determine the need for certain nursing home bed additions, new services, capital expenditures, or other changes prior to the acquisition or addition of beds or services, the implementation of other changes, or expenditure of capital. State approvals are generally issued for specified maximum expenditures and require implementation of the proposal within a specified period of time. Failure to obtain the necessary state approval can result in the inability to provide the service, to operate the centers, to complete the acquisition, addition, or other change, and can also result in sanctions or adverse action on the center’s license and adverse reimbursement action. There can be no assurance that we will be able to obtain Certificate of Need approval for all future projects requiring the approval, or that approvals will be timely.

Due to the high-risk circumstances in which we conduct business, we may encounter liability claims in excess of insurance coverage.

The provision of health care services entails an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal theories, many of which involve large claims and significant defense costs. We currently maintain $1,000,000 in liability insurance for any one exposure. This insurance is intended to cover malpractice and other lawsuits. Although we believe that it is in keeping with industry standards, there can be no assurance that claims in excess of our limits will not arise. Any such successful claims could have a material adverse effect upon our financial condition and results of operations. Claims against us, regardless of their merit or eventual outcome, may also have a material adverse effect upon our ability to attract and retain business. In addition, our insurance policies must be renewed annually and there can be no assurance that we will be able to retain coverage in the future or, if coverage is available, that it will be available on acceptable terms.

We encounter intense competition from competitors, many of whom have greater resources than AdCare.

The long-term care industry is highly competitive and we believe that the assisted living sector of the long-term care industry, in which we operate, will become even more competitive in the future. Our assisted living facilities and nursing homes compete with numerous companies providing similar long-term care alternatives, such as home health care agencies, community-based service programs, retirement communities and convalescent centers, and other assisted living providers. There are several companies, both regional and national, that are competitors of our home health care business that have greater name recognition and broader geographic markets than ours.

Some of our present and potential competitors are significantly larger and have, or may obtain, greater financial resources than ours. Consequently, we can provide no assurance that we will not encounter increased competition in the future which could limit our ability to attract residents or expand our business and that could have a negative effect on our financial condition, results of operations, and prospects. We can provide no assurance that competitive pressures will not have a material adverse effect on us.

Our business is very labor intensive, we operate in smaller markets with limited personnel resources, and our success is tied to our ability to attract and retain qualified employees.

We compete with other providers of home health care, nursing home care, and assisted living with respect to attracting and retaining qualified personnel. We are dependent on a labor pool and suitable wage employees in the locations in which our residents are located. Because of the small markets in which we operate, shortages of nurses and/or trained personnel may require us to enhance our wage and benefit package in order to compete and lure qualified employees from more metropolitan areas. We can provide no assurance that our labor costs will not increase, or that, if they do increase, they can be matched by corresponding increases in revenues.

We are dependent on our management team and the loss of any of these individuals would harm our business.

Our future success depends largely upon the management experience, skill, and contacts of our officers and directors, in particular, David A. Tenwick, our Chairman, Gary L. Wade, our President and CEO, and J. Michael Williams, our Executive Vice President and COO. Mr. Wade, Mr. Williams, and Mr. Tenwick have each signed employment contracts that are effective through April 2008. Loss of the services of any or all of these officers could be materially detrimental to our operations. In addition, due to the location of our corporate headquarters in a smaller urban region, we may experience difficulty attracting senior managers in the future. At the present time, we do not have any key man life insurance on any of these officers.

Our business is largely dependent on short-term management contracts that may not be renewed from year to year.

At present, we rely significantly on revenues generated from management contracts to manage senior living and long-term care facilities. These contracts generally have terms of three years with options to renew at the end of the term. Each contract can be terminated without cause by either party on nine months notice and may be terminated earlier for cause. There can be no assurance that the contracts will be renewed at the end of the present terms, or that our customers will not exercise their ability to terminate the contracts earlier. Our home healthcare business enters into one year contracts with various agencies to provide home care services to clients and members of those agencies. These contracts are renewable annually and, while we typically have very high renewal rates, there can be no assurance that existing contracts will be renewed in 2006 or later.

We own multiple parcels of real estate and could be subject to environmental liability for hazardous substances found on any of those parcels, whether or not we caused the contamination.

While we are not aware of any potential problems at this time, we own multiple parcels of real estate, each of which is subject to various federal, state, and local environmental laws, ordinances, and regulations. Many of these laws and regulations provide that a current or previous owner of real property may be held liable for the cost of removing hazardous or toxic substances, including materials containing asbestos that would be located on, in, or under the property. These laws and regulations often impose liability whether or not the owner or operator knew, or was responsible for, the presence of the hazardous or toxic substances. The cost of the removal is generally not limited under the laws and regulations and could exceed the property's value and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. If any of our properties were found to have environmental issues, we may be required to expend significant amounts to rehabilitate the property and we may be subject to significant liability.

The price of our securities may be subject to fluctuation.

Before this offering there has been no market for our securities, and the price of each may vary significantly. The market price of our units, common stock, and warrants after the offering will likely vary from the initial offering price and is likely to be highly volatile and subject to wide fluctuations in response to various factors, many of which are beyond our control. These factors include:

•	variations in our operating results;

•	changes in the general economy, and more specifically the Ohio economy or in the local economies in which we operate;

•	the departure of any of our key executive officers and directors;

•	the level and quality of securities analysts’ coverage for our common stock;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	changes in the federal, state, and local health-care regulations to which we are subject; and

•	future sales of our common stock.

For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of future performance.

Following the completion of the offering, our management will be in a position to substantially control all major decisions.

Upon completion of this offering, our directors and officers, will beneficially own approximately 15.6% of our common shares, assuming no exercise of the warrants included in the units. Therefore, our directors and officers will be able to significantly influence major corporate actions required to be voted on by stockholders, such as the election of directors, the amendment of our charter documents, and the approval of significant corporate transactions such as mergers, reorganizations, sales of substantially all of our assets, and liquidation. Furthermore, our directors will be able to make decisions affecting our capital structure, including decisions to issue additional capital stock, implement stock repurchase programs and incur indebtedness. This control may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interest.

As we expand our operations, we may open or manage facilities that are geographically near other facilities that we operate or manage.

While the facilities that we own and manage are sufficiently well-spaced that they do not currently compete for business, there can be no assurance in the future, as we grow, that circumstances will not arise where facilities which we own and/or manage will compete with each other for patients. If this were to occur, it may damage our relationships with facilities that we manage that could result in the termination of our management agreements.

Purchasers of our units will experience immediate and substantial dilution in the value of their securities.

The purchasers of the units in this offering will experience immediate and substantial dilution of the net tangible book value per share of common stock from the initial public offering price. Based on an assumed initial public offering price of $10.00 per unit or $5.00 per share, and assuming no value is attributed to the warrants ($5.00 per share of common stock), as of September 30, 2005 the dilution, on a pro forma basis after giving effect to the 2.5 for 1 reverse split of our common stock, would be $3.03 per share with respect to the shares purchased in this offering. To the extent that some or all outstanding options or warrants to purchase common stock, each of which has an exercise price of either $1.00 per share or $2.50 per share are exercised, there will be further dilution.

Our management has broad discretion over use of the proceeds of this offering and may utilize the proceeds in ways with which you may not agree and in ways that may not yield a return to you.

Of the net proceeds from the sale of the units, a significant portion will be available for items where our management has broad discretion. We cannot specify with certainty the particular uses for the net proceeds that we will receive. Therefore, our management will have broad discretion in the application of the net proceeds. Our management may utilize the proceeds in ways that may not be beneficial to our stockholders, which could adversely effect the price of our securities and our results of operations.

Future sales of shares of our common stock in the public market by our stockholders or issuances of equity or convertible securities by us, may depress our stock price and make it difficult for you to recover the full value of your investment in our shares.

Upon completion of this offering we will have outstanding approximately 4,196,072 shares of common stock, assuming the over-allotment option is not exercised and assuming no exercise of the warrants included in the units. The shares of common stock included in the units not purchased by affiliates will be freely tradable, without restriction, in the public market. Upon completion of this offering, an additional 1,996,072 shares will be immediately eligible for sale in the public market without registration pursuant to Rule 144(k). Our officers, directors, and stockholders owning 1,725,319 shares (86.4% of our outstanding common stock) have entered into lock-up agreements with the underwriters. Lock-up agreements with our directors run for 18 months following the completion of this offering and lock-up agreements with our stockholders will run for 12 months unless waived by the underwriters. Once these lock-ups expire the shares will also become freely tradable.

If our existing stockholders sell substantial amounts of our common stock in the public market following this offering, if we issue additional shares of common stock or convertible debt securities to raise additional capital or if there is a perception that these sales or issuances may occur, the market price of our common stock could decline. In addition, if we issue additional shares of common stock, your percentage of ownership in us would be reduced. We cannot predict the size of future issuances or sales of common stock or the effect, if any, that future issuances and sales of shares of our common stock may have on the market price of our common stock.

There is currently no market for our securities, and upon completion of this offering there will be a limited public trading market for our securities, which may limit your ability to sell any of our securities.

Prior to this offering there has been no market for our securities. Upon completion of this offering, there will be a limited public trading market for our securities. Without an active trading market, there can be no assurance of any liquidity or resale value of our securities, and stockholders may be required to hold our securities for an indefinite period of time.

The requirements of being a public company may strain our resources and distract our management.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accountants addressing these assessments. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. We will be required to comply with the requirements of Section 404 for our fiscal year ended December 31, 2007. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. This may divert management's attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely fashion.

Takeover defense provisions may adversely affect the market price of our common stock.

Various provisions of Ohio corporation law and of our corporate governance documents may inhibit changes in control not approved by our board of directors and may have the effect of depriving you of an opportunity to receive a premium over the prevailing market price of our common stock in the event of an attempted hostile takeover. In addition, the existence of these provisions may adversely affect the market price of our units, warrants, and common stock. These provisions include:

•	a requirement that special meetings of stockholders be called by our board of directors, the Chairman, the President, or the holders of shares with voting power of at least 25%;

•	staggered terms among our directors with these classes of directors and only one class to be elected each year;

•	advance notice requirements for stockholder proposals and nominations; and

•	availability of "blank check" preferred stock.

Provisions in our bylaws provide for indemnification of officers and directors, which could require us to direct funds away from our business and future products.

Our Articles of Incorporation and Code of Regulations provide for the indemnification of our officers and directors. We may be required to advance costs incurred by an officer or director and to pay judgments, fines and expenses incurred by an officer or director, including reasonable attorneys' fees, as a result of actions or proceedings in which our officers and directors are involved by reason of being or having been an officer or director of our company. Funds paid in satisfaction of judgments, fines and expenses may be funds we need for the operation of our business and the development of our product candidates, thereby affecting our ability to attain or maintain profitability.

DIVIDEND POLICY

We have never paid cash dividends on our common shares. Holders of common shares are entitled to receive dividends. Our ability to pay dividends will depend upon our future earnings and net worth. We are restricted by Ohio law from paying dividends on any of our outstanding shares while insolvent or if such payment would result in a reduction of our stated capital below the required amount.

It is the intention of our Board periodically to consider the payment of dividends, based on future earnings, operating and financial condition, capital requirements and other factors deemed relevant by the Board. There is no assurance that we will be able or will desire to pay dividends in the near future or, if dividends are paid, in what amount. Our Board may decide not to pay dividends in the near future, even if funds are legally available, in order to provide us with more funds for operations. See “DESCRIPTION OF SECURITIES -Common Shares.”

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Certain statements in this prospectus constitute “forward-looking statements.” These forward-looking statements involve known or unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of AdCare to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Specifically, the actions of competitors and customers and our ability to execute our business plan, and our ability to increase revenues is dependent upon our ability to continue to expand our current business and to expand into new markets, general economic conditions, and other factors. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

Our net proceeds from the sale and issuance of 1,100,000 units are estimated to be approximately $9,070,000 (approximately $10,505,500 if the underwriters’ over-allotment option is exercised in full), based upon an estimated initial public offering price of $10.00 per unit and after deducting the estimated underwriting discount, the non-accountable expense allowance and the estimated offering expenses payable by us.

		Percentage of
		Proceeds from this
USE OF PROCEEDS	Amount	Offering
Retirement of Debt	$2,262,000[1]	25%
Acquisitions of New Businesses	$4,000,000	44%
Working Capital (excluding acquisitions)	$2,808,000	31%
Net Proceeds	$9,070,000	100%

We assume that we will use approximately $2,262,000 to repay certain loans comprised of $1,512,000 in 8% convertible subordinated debentures, a $450,000 12%1 term note and approximately $300,000 in additional loans to shareholders. We intend to spend approximately $4,000,000 to acquire new businesses pursuant to our business plans. No such businesses have been identified to date. We intend to use the balance of the proceeds of this offering, estimated at approximately $2,808,000, (approximately $4,105,500 if the underwriter’s over-allotment is exercised in full) for working capital and for general corporate purposes.

1 Of this amount, $450,000 will be used to repay debt owed to Ira A. Abrahamson, Jr., who owned 6.7% of our common stock prior to this offering.

Actual expenditures may vary substantially from these estimates. We may find it necessary or advisable to use portions of the proceeds for other purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2005 on:

•	an actual basis;

•
a pro forma adjusted basis to give further effect to our sale of units in this offering at an estimated price of $10.00 per unit and the application of the net proceeds from the offering as described under “Use of Proceeds,” assuming the underwriters do not exercise the over-allotment option.

You should read this table in conjunction with “Management’s Discussion and Analysis” and the financial statements and accompanying notes included elsewhere in this prospectus.

	As Of September 30, 2005

		Pro Forma	Pro Forma
		Adjusted	Adjusted
		Reflecting	Reflecting
		Debenture	Debenture
	Actual	Repayment(1)	Conversion(1)
Cash and cash equivalents	$1,493,085	$8,426,085
Short term debt	3,679,973	985,973
Long term debt	14,211,984	14,211,984
Total debt	17,891,957	15,197,957

Stockholders’ equity (deficit)
Preferred stock: 500,000 shares
authorized, no shares issued and outstanding

Common stock: 14,500,000 shares
authorized, 1,950,272 issued and
1,755,072 outstanding (actual);
4,196,072 and 4,574,072 issued and
outstanding (as adjusted)	8,602,689	16,985,439
Member deficit	(211,092)	(211,092)
Accumulated deficit	(5,551,039)	(5,551,039)
Treasury stock, 195,200, 0	(1,244,250)	-
and 0 common shares at cost
Stockholders equity	1,596,308	11,223,308
Total capitalization	$19,488,265	$26,421,265

(1)
Proforma adjusted information is shown both to reflect the repayment of $1,512,000 of our 8% convertible debentures and to reflect the conversion of those debentures into common stock. Both include proforma effect of merger of SPI and sale of 50,000 company shares held by SPI for $125,000 in December 2005.

DILUTION

If you invest in our units, your interests will be diluted to the extent of the difference between the public offering price per unit and the adjusted net tangible book value per share of our common stock immediately upon the completion of this offering.

The net tangible book value of our common stock as of September 30, 2005 was ($780,913) or ($0.39) per share. Net tangible book value per share before this offering has been determined by dividing net tangible book value (book value of total assets less $1,160,593 attributed to licenses to operate our nursing facilities, $1,773,628 in goodwill and less total liabilities) by the number of shares of common stock outstanding as of September 30, 2005 giving effect to the conversion of additional debt of $432,000 into 191,000 shares of common stock in December, 2005 and the sale of 50,000 shares of our common stock for $125,000 in December 2005. After (i) giving effect to the sale of our units in this offering at an estimated initial public offering of $10.00 per unit, and allocating all of the unit price to the common stock (ii) deducting underwriting discounts and commissions, the non-accountable expense allowance to the representatives, and estimated offering expenses payable by us, our net tangible book value as of September 30, 2005 would have been $8,289,087 or $1.97 per share. This represents an immediate increase in net adjusted tangible book value of $2.36 per share to existing holders of common stock and an immediate dilution of net tangible book value (deficit) of $3.03 per share to purchases of common stock in this offering, as illustrated in the following table:

Public Offering Price Per Common Share Included In Unit	$5.00
Adjusted Net Tangible Book Value Per Share September 30, 2005	(0.39)
Increase Per Share Attributable To New Purchasers	2.36
Pro Forma Net Tangible Book Value Per Share	1.97
Net Tangible Book Value Dilution Per Share To New Purchasers	$3.03
Net Tangible Book Value Dilution Per Share To New Purchasers As A Percentage Of Public Offering Price Per Unit	60%

The following table summarizes, on a pro forma basis as of September 30, 2005, after the closing of this offering (assuming no exercise of the over-allotment option), the differences in total consideration paid by persons who are stockholders prior to completion of this offering and by persons investing in this offering:

	Shares Purchased		Total Consideration

					Price/Share
	Number	Percent	Amount	Percent	Average
Existing Stockholders	1,996,072	48%	$7,660,097	41%	$3.84
New Investors	2,200,000	52%	11,000,000	59%	$5.00
Total	4,196,072	100%	$18,660,097	100%	$4.45

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS

Overview

We are a Springfield, Ohio based developer, owner and operator of nursing homes, assisted living facilities and retirement communities. We also provide development, consulting and accounting services to hospitals, churches, universities and other parties interested in pursuing long term care initiatives. We currently manage 15 facilities with over 800 total beds, comprised of six (6) skilled nursing centers, seven (7) assisted living residences and two (2) independent living/senior housing facilities. We own two(2) of the skilled nursing centers totaling 112 beds, lease a third totaling 106 beds, own one (1) assisted living residence totaling 45 beds, own 48.5% of another assisted living facility with 30 beds, and own 50% of three (3) assisted living residences totaling 72 beds. The rest of the properties are managed on behalf of third party owners (including a hospital and a university). All of the properties are located in Ohio.

In recent years, we observed the trend that more seniors were staying in their homes for a longer period of time prior to moving into a long term care setting. We have also observed that, more seniors are using nursing and assisted living facilities for short re-habilitation stays and then moving back to their homes. We have taken advantage of this opportunity and expanded our operations to provide personal care and health care services in the home. Accordingly, in January, 2005, we acquired Assured Health Care, a home health care service provider located in Dayton, Ohio. Assured has been providing home health care services in the greater Dayton area for 10 years. In April, 2005, we opened a satellite office of Assured in Springfield, Ohio; and our expansion plans call for opening additional offices in areas where our properties are located.

We have experienced a history of operating losses primarily due to start-up costs and developing assisted living properties for our own account. Because of high startup costs and long lead times associated with opening new assisted living facilities, we decided to update our business model and stop developing facilities for ourselves. As a result, we changed our focus to provide development, consulting and accounting services for third parties.

Going forward, we believe we can expand our existing base of revenues and operating income by providing our services to new clients and customers as well as making acquisitions of senior care facilities and related service businesses that have positive cash flows. We intend to utilize a portion of the proceeds from this offering to help us to accomplish these goals.

Two events occurred in the nine month period ended September 30, 2005 as compared to our prior year’s operations which we believe will benefit future operations. First, we acquired Assured, a home health care company, in January, 2005. The purchase price was $2,100,000, of which $1,650,000 was borrowed from a bank and $450,000 borrowed from the seller to be paid back over a 4 year period. Our growth plans call for a major expansion of our home health care operations. Second, under a private placement memorandum dated June 30, 2005, we issued $1,242,000 of 8% subordinated convertible debentures. The debentures (along with $270,000 in debentures which closed in the fourth quarter of 2005) will mature at the end of September, 2006 or the date on which this offering is sold, whichever date is earlier. We used $800,000 of the debenture proceeds to repay a portion of the bank loan used to acquire Assured. We plan to repay the debentures, which are not converted, with a portion of the proceeds from this offering.

Results of Operations

Nine months ended September 30, 2005 as compared to nine months ended September 30, 2004.

Total revenue for the period ended September 30, 2005 was $16,359,829 compared to $13,561,392 for the period ended September 30, 2004, an increase of $2,798,437 or 20.6% . Patient care revenue for the period ended September 30, 2005 was $15,145,837 as compared to $12,550,573 for the same period ended September 30, 2004, an increase of $2,595,264 or 20.7% . The increase was due primarily to consolidating the operations of Assured, which was acquired in January, 2005, and which accounted for $1,924,441 of the increase. The remainder of the increase was due mainly to increased revenues caused by the change in focus at our Covington Care Center property (focusing on patients with higher acuity) and increases in monthly rentals at other properties. Management, consulting and development fee revenue for the period ended September 30, 2005 was $1,213,992 compared to $1,010,819 for the period ended September 30, 2004, an increase of $203,173. The increase was due primarily to an increase in accounting services fee revenue of $134,000.

Operating expenses for the period ended September 30, 2005 were $15,525,759 compared to $13,224,185 for the period ended September 30, 2004, an increase of $2,301,574 or 17.4% . Payroll and related payroll costs for the period ended September 30, 2005 were $10,154,770 compared to $8,558,438 for the same period ended September 30, 2004, an increase of $1,596,332 or 18.7% . Of the increase, $1,609,000 was due to the increased personnel costs associated with the acquisition of Assured in January, 2005. Other operating expenses were $4,796,085 for the nine month period ended September 30, 2005 compared to $4,142,911 for the period ended September 30, 2004, an increase of $653,174 or 15.8% . Approximately $335,000 or 51.3% of the increase in other operating expenses was due to the higher acuity of residents being admitted to The Covington Care Center requiring more services from pharmacy, therapy and other ancillary services. An additional $180,000 of the increase in operating expenses was due to the addition of Assured.

Income from continuing operations for the nine month period ended September 30, 2005 was $834,070 compared to $337,207 for the same period ended September 30, 2004, an increase of $496,862 or 147.4%. The increase was due mainly to the acquisition of Assured in January, 2005 and rental increases from our long term care properties.

Interest expense for the period ended September 30, 2005 was $946,370, an increase of $264,031 or 38.7% as compared to the same period in 2004. The increase was attributable to debt incurred in connection with the acquisition of Assured.

The net loss for the nine month period ended September 30, 2005 was $145,920 compared to $160,396 for the same period ended September 30, 2004. Of the loss, $73,000 is attributable to an expense associated with the issuance of $100,000 of debentures during the nine month period ended September 30, 2005.

Year ended December 31, 2004 as compared to year ended December 31, 2003.

Total revenue for the year ended December 31, 2004 was $18,285,625 compared to $16,451,178 for the year ended December 31, 2003, and increase of $1,834,447 or 11.2% . Patient care revenue for the year ended December 31, 2004 was $16,941,719 as compared to $15,111,387 for the year ended December 31, 2003, an increase of $1,830,332 or 12.1% . The increase in patient care revenue was due primarily to recognizing the revenue of The Covington Care Center operation for a full year. (The Covington Care Center lease was entered into in March, 2003). Management, consulting and development fee revenue for the year ended December 31, 2004 was $1,343,906 compared to $1,339,791 for the year ended December 31, 2003, a small increase of $4,115.

Operating expenses for the year ended December 31, 2004 were $17,466,679 as compared to $15,664,889 for the year ended December 31, 2003, an increase of $1,801,790 or 11.5% . The increase in operating expenses was also due primarily to operating The Covington Care Center for a full year.

Income from continuing operations for the year ended December 31, 2004 was $818,946 as compared to $786,289 for the year ended December 31, 2003, an increase of $32,657. The net loss before discontinued operations for the year ended December 31, 2004 was $75,212 as compared to a net loss of $83,644 for the year ended December 31, 2004.

Interest expense for the year ended December 31, 2004 was $840,288, as compared to $802,812 for the period ended December 31, 2003, an increase of $37,476.

Net income for the year ended December 31, 2004 was $222,841 as compared to net income of $14,667 for the year ended December 31, 2003. The increase in net income was due to the sale of a 20 unit assisted living facility and its surrounding land for a net gain on the sale of $360,494 recognized in 2004.

Changes in Balance Sheet

Total assets as of September 30, 2005, were $23,655,129 compared to $20,676,178 as of December 31, 2004, an increase of $2,978,951 or 14.4% . The increase in long-term care resident receivables was $763,620 and was the result of the acquisition of Assured Health Care as well as increases precipitated by higher acuity residents at our nursing homes. Prepaid expenses increased $364,383 or 187.3% due to additional prepaid insurance expenses. Goodwill increased from $0 as of December 31, 2004, to $1,773,628 as of September 30, 2005, due entirely to the acquisition of Assured Health Care.

Total liabilities and owner’s equity as of September 30, 2005, were $23,655,129 compared to $20,676,178 as of December 31, 2004 an increase of $2,978,951 or $14.4% . Current portion of notes payable and other debt as of September 30, 2005, were $2,497,277 compared to $391,055 as of December 31, 2004, an increase of $2,106,222 or 538.6% . Of this increase, $1,242,000 was the result of the private placement of debentures with the majority of the remainder of the increase due to current maturities on the Assured Health Care loan. Notes payable and other debt, net of current portion, increased from $13,433,508 as of September 30, 2005, compared to $12,717,522 as of December 31, 2004, an increase of $715,956 or 5.6% . This increase is attributed to the loan to acquire Assured Health Care net of its current portion.

Liquidity and Capital Resources.

As a new public company, we will incur legal, accounting and other expenses that we did not incur as a private company related to the Securities Exchange Commission’s reporting requirements under the Securities Exchange Act of 1934, as amended, and compliance with the various provisions of the Sarbanes-Oxley Act of 2002. We have incurred considerable expenses with respect to the audit of our books and records for 2003 and 2004 in connection with our registration statement. In addition, we will incur significant incremental expenses with respect to Sarbanes-Oxley Section 404 compliance.

We are in the process of obtaining directors and officer’s liability insurance and key man life insurance which we did not have in the past and as a result of which we will incur additional costs. We expect the legal, accounting and other expenses that we will incur going public, not including sales commissions and expenses, to be approximately $500,000. We also expect the legal, accounting and other expenses that we will incur as a public company on an annual basis to be approximately $350,000 to $400,000. We expect to fund these additional costs using cash flows from expanded operations and financing activities such as this offering and additional indebtedness such as a new line of credit.

Our cash and cash equivalents as of September 30, 2005 were $1,493,085 as compared to $1,453,213 for the year ended December 31, 2004, an increase of $39,872.

Our net cash provided by (used in) operating activities for the nine month period ended September 30, 2005 was ($123,108) as compared to a $45,714 for the same nine month period ended September 30, 2004, a decrease of $168,822. The primary reason for the decrease was the acquisition of Assured in January, 2005 which added $396,492 of additional receivables for the nine month period.

Our cash flows provided by (used in) investing activities for the nine month period ended September 30, 2005 was ($2,009,960) as compared to ($240,547) for the same nine month period ended September 30, 2004, a $1,769,413 increase in cash used in investing activities. The primary reason for this increase was the acquisition of Assured in January, 2005.

Our net cash provided by (used in) financing activities was $2,172,941 for the nine month period ended September 30, 2005 as compared to ($483,366) for the same nine month period ended September 30, 2004.

During the nine months ended September 30, 2005, we incurred $2,100,000 related to the acquisition of Assured of which $1,650,000 was bank debt and $450,000 was financed by the seller. In addition, in September, 2005 we raised net proceeds of $1,080,574 through the sale of convertible debentures.

At present, we do not have a line of credit in place. In the past, we have met our cash requirements for operations from management, development and accounting fees, cash flows from our properties, equity contributions and loans from banks, stockholders and officers. We expect to continue to fund our operations and growth through cash flows generated by operations.

In July, 2004, we borrowed $1,412,000 from a financial institution to refinance and renovate Hearth & Care of Greenfield. The renovation is scheduled to be completed in April of 2005 and $627,000 is available to complete the construction.

We have $284,500 of subordinated notes that were payable as of December 31, 2005 plus accrued interest of $25,961 for a total of $300,461. We have requested that our note holders extend up to one year the maturity date of these notes. As of the beginning of 2006, note holders owed approximately $160,000 have agreed to extend. The balance of these notes was repaid in full on January 31, 2006.

On December 1, 2004, we raised $150,000 by selling debentures expiring June 1, 2005, with an option to extend the maturity date of the debentures for 18 months. If the debentures were not paid in full by May 1, 2005, the debentures holders had the option to convert into common stock at $1.25 per share. $100,000 of the debentures were converted into 80,000 shares on May 1, 2005.

Under a private placement memorandum dated June 30, 2005, we raised $1,242,000 by selling 8% convertible debentures during the nine month period ended September 30, 2005. In the period ended December 31, 2005, we sold an additional $270,000 of these debentures. We believe that the estimated proceeds from this offering, along with our existing cash and cash equivalents and cash generated from our operations will be sufficient to meet our anticipated cash requirements for at least the next 12 months. We intend to use proceeds from this offering to repay all the 8% convertible debentures, that are not converted into common stock, the balance of the subordinated notes and a portion of our other indebtedness.

We are subject to market risks from changes in interest rates charged on our credit facilities used to finance several of our long term care properties. Three properties are subject to floating rates based on the Libor rate every seven days and three properties are subject to changes in the prime rate. Also, bank financing was used to acquire Assured which interest rate is tied to the prime rate. At this time, we do not anticipate any changes will have a material effect on our operations. If our floating interests rates were to increase by 1% we could incur an additional $75,500 annually in interest charges.

INFLATION

The resident fees that we receive from the properties that we own or lease and the management fees we receive from the facilities we manage for third parties are our primary source of income at this time. This source of income is effected by the monthly rental rates and the occupancy rates. The monthly rental rates are dependent on various factors including competition, market conditions and the locations of the properties. We evaluate and prepare budgets for our properties on an annual basis. At that time, we assess the impact of inflation on the operations of the properties, including but not limited to, budgeting increases for real estate taxes, utilities, employees, food and supplies. We strive to be the provider of choice in each one of our markets to charge market or better than market rates. However, there can be no assurance that the resident rental rates will increase or that costs will not increase due to inflation or other causes.

CRITICAL ACCOUNTING POLICIES AND USE OF ESTIMATES

We prepare our financial statements in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses. We base our estimates on historical experience, business knowledge and on various other assumptions that we believe to be reasonable under the circumstances at the time. Actual results may vary from our estimates. These estimates are evaluated by management and revised as circumstances change. We believe that the following are critical accounting policies:

Our financial statements reflect consolidation with entities in which we have determined to have a controlling financial interest

In December of 2003, the Financial Accounting Standards Board (“FASB”) issued FIN 46R which addresses the consolidation of business enterprises which focus on primary beneficiaries in variable interest entities as defined in the interpretation. We have evaluated our relationship with Community’s Hearth & Home, LTD., Hearth & Home of Van Wert, LTD. and Hearth & Home of Vandalia, Inc., and determined that these entities are variable interest entities pursuant to FIN46R of which we are the primary beneficiary. We consolidated the entities as of December 31, 2003.

Patient Care Receivables

Patient care receivables are reported net of allowances for doubtful accounts. The administrators and managers of our properties evaluate the adequacy of the allowance for doubtful accounts on a monthly basis, and adjustments are made if necessary. On an ongoing basis, we have experienced very few collection problems and do not anticipate significant increases unless the economy where our properties are located encounters a severe down trend. Approximately 80% of our revenue in our nursing facilities is derived from Medicare and Medicaid qualifying residents. Charges to these payers are evaluated monthly to insure that revenue is recorded properly and that any adjustments necessitated by our contractual arrangement with these payers are recorded in the month incurred.

Long-lived Assets and Goodwill

We account for our long-lived assets of property, plant and equipment other than goodwill by applying the provisions of SFAS No. 144 , Accounting for the Impairment or Disposal of Long-Lived Assets. We review the value of our long-lived assets on an annual basis or sooner if required for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The determination and measurement of an impairment loss under these accounting standards requires the significant use of judgment and estimates based on many factors which can be subject to changing circumstances. Some of the changing circumstances could be market conditions, interest rates, competition and the economy.

Beginning January 1, 2002, we accounted for goodwill under the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, which requires us to no longer amortize goodwill. We now test goodwill on an annual basis for the purpose of assessing the potential of its impairment and making the appropriate adjustments if required. We no longer amortize costs associated with and the acquisition of certificates of need required in Ohio for nursing homes.

Incentive Stock Option Plan

We account for our employees stock option plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. No stock based employee compensation is reflected in net income, as all options granted under our plans are at an exercise price equal to the market value of the underlying common stock as of the date of grant. There has been no market for our common stock, accordingly, the exercise price established at time of grant was based on the judgment of the option committee.

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2005, FASB issued SFAS No. 154, “Accounting for Changes and Error Corrections, a Replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS 154 applies to all voluntary changes in accounting principle and requires retrospective application to prior periods’ financial statements of changes in accounting principle. This statement also requires that a change in depreciation, amortization, or depletion method of long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS 154 carries forward without change the guidance contained in Opinion No. 20 for reporting the correction of an error in previously issued financial statements and change in accounting estimate. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not expect the adoption of this standard will have material impact on our financial condition, results of operations, or liquidity.

In March 2005, FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, and Interpretation of FASB Statement No. 143.” This Interpretation clarifies that the terms conditional assets retirement obligations refers to a legal obligation to perform an assets retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonable estimated. This interpretation is effective no later than the end of fiscal years ended after December 15, 2005. We do not expect the adoption of this standard will have a material impact on our financial condition, results of operations, or liquidity.

In December 2004, FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment.” SFAS No. 123(R) is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Statement No. 123(R) will require the fair value of all stock based awards issued to employees to be recorded as an expense over the related vesting period. The statement also requires the recognition of compensation expense for the fair value of any unvested stock based awards outstanding at the date of adoption. This statement becomes effective the beginning of the first interim or annual reporting period that begins after December 15, 2005. We are currently evaluating the impact on our results form adopting SFAS No. 123(R).

In December 2004, FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets, an Amendment of APB Opinion No. 29.” SFAS No. 153 required exchanges of productive assets to be accounted for at fair value, rather than at carryover basis, unless (1) neither the assets received nor the asset surrendered has a fair value that is determinable within reasonable limits or (2) the transactions lack commercial substance. This statement is effective for non-monetary assets exchanges occurring in fiscal periods beginning after June 15, 2005. We do not expect the adoption of this standard to have a material impact on our financial conditions, results of operations, or liquidity.

In December 2003, FASB issued FASB Interpretation Number 46-R “Consolidation of Variable Interest Entities.” FIN 46-R, which modified certain provisions and effective dates of FIN 46, sets for the criteria to be used in determining whether an investment in a variable interest entity should be consolidated. These provisions are based on the general premise that if a company controls another entity through interests other than voting interests, that company should consolidate the controlled entity.

BUSINESS Overview

AdCare Health Systems, Inc. is an Ohio corporation. We were incorporated on August 14, 1991 under the name Passport Retirement, Inc. In 1995, we acquired substantially all of the assets and liabilities of AdCare Health Systems, Inc. and kept the name AdCare Health Systems, Inc. We now primarily function as owner and/or manager of assisted living facilities, nursing homes, and home health care services in Ohio. We also provide development and consulting services to third parties. Our management believes that our growth lies in the acquisition and management of senior living facilities, as well as the expansion into related ancillary businesses, initially in the home health care industry. Management believes that there are significant opportunities to expand within Ohio, as well as other regions.

Our strategy is to make acquisitions of facilities and companies that expand our core business lines such as long term care management companies and home healthcare companies, as well as to pursue complementary companies, which provide services such as nurse and technician staffing, institutional pharmacy, hospice and physical rehabilitation. We will focus on targeted service businesses that we believe all share similar characteristics, namely higher operating margins and return on capital, coupled with lower capital expenditures, which should allow us to increase our overall corporate operating margins. They also offer strategic business, marketing and referral capabilities to our current long term care platform and customers. Some of these strategic services may also be organized internally thus allowing us to forgo the acquisition route.

Our revenue mix is comprised of: long term care resident fees, management and development fees and home healthcare service fees. For the nine months ended September 30, 2005, our revenues were $16,359,829 versus $13,561,392 for the nine months ended September 30, 2004, representing an increase of 20.7% . In January 2005, we acquired Assured Health Care, Inc. (“Assured”) a regional home health care provider. For the nine months ended September 30, 2005, Assured contributed $1,924,441 to our total nine month revenues.

We have been built from the ground up. As a developer, manager and owner of many of our facilities, this has afforded us a unique value proposition in terms of understanding so many intricate facets of the industry. We believe those activities differentiate us from many of our competitors. Although our current facilities have historically had a long term horizon to cash flow profitability, it has allowed us to build up a corporate infrastructure and operational seasoning, as these facilities moved from inception to cash flow stabilization. Our intention is not to engage in any further development/ownership activity, unless it is as a minority partner with a well financed strategic owner. We intend to increase stockholder value by becoming a more fully integrated provider of a broad set of senior living and management services.

Business Divisions

AdCare Healthcare operates through three operating divisions:

Hearth & Home (“H&H”), is a wholly owned subsidiary of AdCare, which owns freestanding assisted living communities under the Hearth & Home name. To date, we have developed nine of these facilities, seven of which continue to be managed by H&H. We are currently in the process of developing two additional assisted living facilities, one of which we will manage, but not own. For the nine months ended September 30, 2005, this division, which also includes our skilled nursing homes, generated revenues of $13,221,396.

AdCare Management provides management, development and accounting/financial services to both skilled nursing and assisted living facilities. AdCare Management also provides consulting services, assisting clients in areas such as market and financial feasibility and analysis, long-term strategic planning, specialty program development, and health care management development. AdCare Management presently provides services to 23 facilities. For the nine months ended September 30, 2005, this division generated revenues of $1,213,992.

Hearth & Home® and AdCare® are both federally registered trademarks.

ASSURED HEALTH CARE Assured Health Care, headquartered in Dayton, Ohio offers a wide range of health and social services delivered to the home for persons in need of medical, nursing, social or therapeutic treatment and/or personal care assistance with the essential activities of daily living. In April 2005 we opened a satellite office of Assured in Springfield, Ohio to expand the geographical coverage of our home care services. We believe that the senior living health care industry is a highly-fragmented marketplace, providing many acquisition and collaboration opportunities. Assured Health Care has 19 full time and 70 part time employees. For the nine months ended September 30, 2005, this division generated revenues of $1,924,441.

The following chart shows current mix of revenues for the period ended September 30, 2005:

Portfolio of Owned and Managed Facilities

Skilled Nursing: We manage six skilled nursing centers with a total of 517 beds. Three centers have Alzheimer specialty units operating under the Freedom Court name. We currently own 100% of two of these facilities totaling 112 beds. One facility totaling 106 beds is leased. We manage the remaining three facilities pursuant to management agreements.

Assisted Living Residences: We manage seven assisted living residences with a total of 189 units. Three of these facilities specialize in Alzheimer’s/dementia related conditions. We currently own 100% of one of these facilities totaling 45 beds, we own 48.5% of one facility consisting of 30 beds, and we own a 50% interest in three of these facilities, totaling 72 beds. We manage the remaining two facilities pursuant to a management agreement.

Independent Living & Senior Housing: We manage two independent living campuses, one with 83 senior cottages which we developed, and one with 34 units, of which 22 units are currently under development. We have no ownership interest in these facilities.

SKILLED NURSING FACILITIES (SNF)	BEDS	DATE	DEVELOP	% OWNED	MANAGE	OCCUPANCY(2)
Covington Care Center, Covington, OH(1)	106	1989			X	85%
Koester Pavilion, Troy, OH	150	1990			X	97%
The Pavilion, Sidney, OH	62	1990		100%	X	85%
The HealthCenter at SpringMeade, Tipp City, OH	99	1992	X		X	98%
Valley View Alzheimer’s Center, Frankfort, OH	50	1995			X	95%
Hearth & Care at Greenfield, Greenfield, OH	50	1999		100%	X	78%

ASSISTED LIVING FACILITIES (ALF)	UNITS	DATE	DEVELOP	% OWNED	MANAGE	OCCUPANCY
Hearth & Home at Harding, Springfield, OH	20	1996	X	50%	X	90%
Hearth & Home at Urbana, Urbana, OH	32	1997	X	50%	X	92%
Hearth & Home at Friedman Village, Tiffin, OH	20	1998	X		X	79%
Hearth & Home at El Camino, Springfield, OH	20	1998	X	50%	X	94%
Hearth & Home at Van Wert, Van Wert, OH	30	2000	X	48.5%	X	88%
Hearth & Home at Vandalia, Vandalia, OH	45	2001	X	100%	X	91%
Legacy Assisted Living, Xenia, OH	22	2005	X		X	(3)

INDEPENDENT LIVING FACILITIES (ILF)	UNITS	DATE	DEVELOP	% OWNED	MANAGE	OCCUPANCY
SpringMeade Residence, Tipp City, OH	83	1992	X		X	98%
Friedman Village, Tiffin, OH	34	1999	X		X	79%
Legacy Village, Xenia, OH	64	2003	X			(3)

(1)	Net Lease

(2)	Average occupancy for the year ended December 31, 2005

(3)	Legacy Village was not open in 2005

History

We have been a successful developer of various types of retirement and long term care properties over the last fifteen years. This has involved all aspects of development, from market and demographic analysis, construction liaison, marketing strategy, and execution. These properties include independent living retirement communities, assisted living facilities, nursing homes, specialty units (such as Alzheimer’s programs), and sub-acute units.

In 1992, we developed a state-of-the-art retirement community for Upper Valley Medical Center. This community includes a 99-bed nursing center and an 83-unit retirement housing campus. We continue to handle the management, marketing, and independent housing development for this community. Occupancy of this facility has remained strong at 95+ percent. We have opened a similar project on 18 acres for Tiffin University, which included the rehabilitation of a residential home into a 20-bed assisted living center, and the construction of 34 senior cottages, 14 of which have been completed and sold. We developed another 64-unit independent living facility in Xenia, Ohio for Legacy Ministries, and recently completed a 22 bed assisted living facility which is presently operating under our management.

In 1996, we introduced Hearth & Home, a premiere, family-style innovation in assisted living. This design was born out of a desire to develop a product that appeals to the contemporary senior client and their adult children. We have developed seven of these freestanding, assisted living residences in Ohio. They each contain between 20 and 45 living units. Currently, we are developing two additional assisted living projects for third-party owners.

Since 1996, our Alzheimer’s specialist team has developed three skilled nursing units, three assisted living units, and converted one 50 bed skilled facility into an Alzheimer’s care unit. Implementation includes renovation design, program development, and special staff training to manage the special needs associated with Alzheimer’s. We have developed three sub-acute units since 1993 for acute care hospitals in Ohio.

In January 2005, we acquired Assured Health Care, a home health care agency that has been providing nursing, therapies and aide services to residents in the greater Dayton, Ohio area since 1995. Assured is an approved provider by Medicare and Medicaid as well as other Ohio waiver programs; and in 2004 was approved by the Joint Commission on the Accreditation of Health Care Organizations (JCAHCO). Our home health care staff provides services to homebound persons who are under a doctor's care for new or degenerating medical conditions. A home care plan is established for each patient that will help those people recover and gain independence in the comfort and privacy of the familiar surroundings of their home. We believe that the home health care industry will play a significant role in our goal of being a fully integrated provider of senior living services.

Operating Strategy

Our operating philosophy is to provide affordable, quality living communities and services to senior citizens and provide a continuum of care as their needs change over time. This continuum of care sustains residents’ autonomy and independence based on their physical and mental abilities. As residents age, in many of our communities, they are able to obtain the additional needed services within the same community, avoiding the disruptive and often traumatic move to a different facility.

Provide a Broad Range of Cost-Effective Services. We provide a variety of services in a broad continuum of care which meet the ever changing needs of the elderly. Our expanded service offering currently includes assisted living, independent living, skilled nursing (including Alzheimer’s and dementia care) and home healthcare.

Increase Revenues and Profitability at Existing Facilities. Our strategy includes increasing facility revenues and profitability levels through increasing occupancy levels, maximizing reimbursement rates, providing additional services to our current residents, and containing costs. Ongoing initiatives to promote higher occupancy levels and improved payor and case mixes at our senior living facilities include corporate programs to improve customer service, develop safety programs to improve worker compensation insurance rates and programs for specialized care and therapy services at our facilities.

Offer Services Based on Level of Care. Our range of products and services is continually expanding to meet the evolving needs of our residents. We have developed a menu of products and service programs that may be further customized to serve both the moderate and upper income markets of a particular targeted geographic area.

Improve Operating Efficiencies. We actively monitor and manage our operating costs. By having an established portfolio of communities, we believe that we have a platform to achieve operating efficiencies through economies of scale in the purchase of bulk items, such as food, and in the spreading of fixed costs, such as corporate overhead, over a larger revenue base, and the ability to provide more effective management supervision and financial controls.

Increase Occupancy through Emphasis on Marketing Efforts. We emphasize strong corporate support for the marketing of our various local facilities. At a local level, our sales and marketing efforts are designed to promote higher occupancy levels and optimal payor mix. Management believes that the long-term care industry is fundamentally a local industry in which both patients and residents and the referral sources for them are based in the immediate local geographic area of the facility.

Promote an Internally-Developed Marketing Program. We focus on the identification and provision of services needed by the community. We assist each facility administrator in analysis of local demographics and competition with a view toward complementary service development. Our belief is that this locally based marketing approach, coupled with strong corporate monitoring and support, provides an advantage over many smaller or larger regional competitors.

Operate the Community Based Management Model. We hire an administrator/manager for each of our communities and provide them with autonomy, responsibility and accountability. We believe this allows us to attract and retain a higher quality of administrator. This administrator manages the day-to-day operations at each senior living community, including oversight of the quality of care, delivery of resident services, and monitoring of the financial performance. and marketing functions. We actively recruit personnel to maintain adequate staffing levels at our existing communities and provide financial and budgeting assistance for our managers and administrators.

Growth Strategy

Our objective is to be the provider of choice of health care and related services to the elderly in the communities in which we operate. We intend to grow our business through numerous initiatives. We expect to continue to increase occupancy rates and revenue per occupied unit at our communities, and to continue our growth in the ancillary services that we offer through additional strategic acquisitions. We believe that our current operations serve as the foundation on which we can build a large fully-integrated senior living company. We will target attractive geographic markets by using our existing infrastructure and operating model, to provide a broad range of high quality care in a cost-efficient manner.

Positioned for Growth. We believe that we are well-positioned to be a substantial independent senior living company in Ohio and other states. Our development/consulting practice for third-party owners provides a comprehensive turnkey package from project inception, through the development process, to the management of a facility. The consulting practice is strategic, providing additional development and management opportunities that support our core long-term care business without requiring large capital outlays. We believe our physical assets and human resources position us for internal growth and provide a platform for strategic acquisitions of complementary health care providers.

Organic Growth. We intend to focus on improving our operating margins within all of our communities. We continually seek to maintain and improve occupancy rates by:

•	retaining residents as they “age in place” by extended optional care and service programs;

•	attracting new residents through the on-site marketing programs focused on residents and family members;

•
aggressively seeking referrals from professional community outreach sources, including area religious organizations, senior social service programs, civic and business networks, as well as the medical community; and

•	continually refurbishing and renovating our communities.

New Business Opportunities. We have established relationships with hospitals and churches that are seeking to create captive assisted living facilities. We are currently developing a 42-unit assisted living facility for The Grove City Church of the Nazarene, which we will manage upon completion. We are also developing two senior living facilities in Ohio for private owners, and an upscale retirement community with an assisted living facility in Indiana for another private owner.

Pursue Management and Development Contracts. We intend to pursue management opportunities for senior living communities. We believe that our management infrastructure and proven operating track record will allow us to take advantage of increased opportunities in the senior living market for new management contracts and development transactions for third party operators.

Emphasize Employee Training and Retention. We devote special attention to the hiring, screening, training, supervising and retention of our employees and caregivers to ensure that quality standards are achieved. We have adopted comprehensive recruiting and screening programs for management positions that utilize corporate office team interviews and thorough background and reference checks. We believe our commitment to and emphasis on quality hiring practices, employee training and retention differentiates us from many of our competitors.

Expand our Home Healthcare Operations. In January 2005, we acquired 100% of the stock of Assured Health Care, Inc., a home health care service provider located in Dayton, Ohio. We opened up a second office in Springfield in April, 2005, and we plan to open up a new office in Columbus, Ohio in early 2006 to expand the geographical coverage of our home care services. We plan to continue to expand our home health care operations, especially into markets where we currently own and manage long-term care facilities.

The Acquisition of Assured is a Natural Extension of our Business Plan. We no longer have to wait for a person to move into one of our facilities before we can provide ongoing care. Through Assured, we are now able to deliver a wide range of health and social services in the home for persons recovering from an illness or injury, or for those who are disabled or chronically ill. We believe that many patients thrive in their homes where they can enjoy the security, convenience, and support of family and friends. In most cases, costs are also reduced compared to hospitals and long-term care facilities.

High Growth Market. We are well-positioned to participate in the high growth $140 billion-plus senior living facilities industry (source American Senior Housing Association). According to the United States Census, the fastest growing segment of the United States population is the 85 and over group. Between 1990 and 2010, this segment of the population is expected to double from 3 million to over 6 million. These demographics position us for growth and expansion of the basic services which we offer in senior housing and caring for the elderly. We currently do business exclusively in Ohio, which is the seventh largest state in the United States in general population and the seventh largest in terms of population aged 65 and older. We believe that our management structure will also enable us to expand into other states as opportunities present themselves.

Fragmentation in the Industry Provides Acquisition and Consolidation Opportunities. The senior living industry is highly fragmented and we believe that this provides significant acquisition and consolidation opportunities. We believe that the limited capital resources available to many small, private operators impedes their growth and exit prospects, and creates an attractive opportunity to expand our existing base of senior living operations.

Pursue Strategic Acquisitions. We believe that our current infrastructure, financial resources and extensive contacts within the industry, will continue to provide us with the opportunity to evaluate numerous acquisition opportunities. We believe there is a significant opportunity for a private to public arbitrage, and to increase our operating margins by focusing on service companies to the senior marketplace versus the capital intensive ownership of facilities.

Industry Background

The long-term care profession encompasses a broad range of non-institutional and institutional services. For those among the elderly requiring temporary or limited special services, a variety of home care options exist. As needs for assistance in activities of daily living develop, assisted living facilities become a viable and cost effective option. For those among the elderly requiring much more intensive care, skilled nursing facility care becomes the primary option. AdCare, through our nursing homes, assisted living facilities, independent living facilities and home health care is actively involved in the continuum of care and believes that it has, through its history of operating such facilities, developed the expertise required to serve the varied needs of its elderly residents.

The aging of the population and increased life expectancies are the primary driving forces behind the growth of the nursing home and assisted living facilities market in the United States. According to the United States Census Bureau, in 2000, there were approximately 35 million Americans aged 65 or older, comprising approximately 13% of the total United States population. The number of Americans aged 65 or older is expected to climb to approximately 40 million by 2010 and to approximately 54 million by 2020. Furthermore, the number of persons afflicted with Alzheimer’s disease is also expected to grow in the coming years. According to data published in the August 2003 issue of the Archives of Neurology, an AMA publication, this population will increase 13.3% from the current 4.5 million to 5.1 million people by the year 2013. Because Alzheimer’s disease and other forms of dementia are more likely to occur as a person ages, we expect the increasing life expectancy of seniors to result in a greater number of persons afflicted with Alzheimer’s disease and other forms of dementia in future years.

Nursing Homes. According to the American Senior Housing Association, there are approximately 16,500 nursing homes with approximately 1.8 million total beds certified to provide Medicare and/or Medicaid services in the United States. On average, approximately 3.5 million people live in nursing homes during the course of a year. We believe that these demographic trends will support a growing demand for the services provided by nursing home facility operators that deliver the most efficient, responsive, cost-effective and highest quality eldercare services to support a full range of needs and acuity levels. We also believe that these demographic considerations will place increased pressure on healthcare providers to find innovative, efficient means of delivering healthcare services.

Since 1989, we have brought our unique style of management to this segment of the industry. Third-party reimbursement is a critical parameter in the successful operation of a nursing facility. We recalculate Medicaid reimbursement rates monthly to provide guidance for our use of resources in order to optimize that reimbursement. In addition, as a result of operating several small facilities, we have learned to operate very efficiently using a budgeting process that places accountability on facility leadership. This process provides a method of identifying areas of concern and supporting positive efforts that have impacted the operation.

Our nursing homes provide skilled nursing health care services, including room and board, nutrition services, recreational therapy, social services, and housekeeping and laundry services. The nursing homes we manage or own range in size from 50 to 150 licensed beds. The nursing homes dispense medications prescribed by the patients’ physicians. In an effort to increase Medicare revenues, we also provide for the delivery of ancillary medical services at the nursing homes we operate. These specialty services include rehabilitation therapy services, such as audiology, speech, occupational and physical therapies, which are provided through licensed therapists and registered nurses, and the provision of medical supplies, nutritional support, infusion therapies, and related clinical services. We have historically contracted with third parties for a fee to assist in the provision of various ancillary services to our patients

Assisted Living. The assisted living industry is highly fragmented and characterized by numerous small operators. The industry has seen significant growth in recent years. According to the American Senior Housing Association Senior Housing Construction Report for 2004, 35% of senior housing properties in the U.S. are assisted living communities, 30% are independent living communities, 25% are senior apartments and 10% are continuing care retirement communities. Moreover, the scope of senior living services varies substantially from one operator to another. We believe that many senior living operators do not provide the required comprehensive range of senior living services designed to permit residents to “age in place” within the community as residents develop further physical or cognitive frailties.

Our unique approach to assisted living presents individuals with choices, passively encouraging socialization and advancing each resident with dignity and hospitality. On the continuum of social to medical model, we have endeavored to remain as close to the social end of the spectrum as possible.

We believe that the assisted living industry is the preferred residential alternative for seniors who cannot live independently due to physical or cognitive frailties but who do not require the more intensive medical attention provided by a skilled nursing facility. Generally, assisted living provides housing and 24-hour personal support services designed to assist seniors with the activities of daily living.

Our assisted living facilities range in size from 20 to 45 units. We believe that assisted living services will continue to increase as an attractive alternative to nursing home care because a variety of supportive services and supervision can be obtained in a more independent and less institutional setting. Generally, basic care and support services can be offered more economically in an assisted living facility than either in a nursing home or through home health care assistance.

Independent Living Services. We provide independent living services to seniors who do not yet need assistance or support with activities of daily living, but who prefer the physical and psychological comfort of a residential community that offers health care and other services our independent living services include maintaining the grounds, including trash and snow removal, transportation, social and recreational activities, 24-hour staffing and health care monitoring. We also foster the wellness of our residents by offering health screenings (such as blood pressure checks), periodic special services (such as influenza inoculations), and exercise and fitness classes. Classes are given by health care professionals to keep residents informed about health and disease management. Subject to applicable government regulation, personal care and medical services are available to independent living residents through either the community staff or home care agencies. Our contracts with our independent living residents are generally for a term of one year and are typically terminable by the resident upon 30 days notice.

Home Care Services. Home health care services include four broad categories: (1) home health nursing services, (2) infusion therapy, (3) respiratory therapy, and (4) home medical equipment. With the aging of the population, we believe there will be an increasing demand for long-term facilities and services; however, the question of affordability for older adults is raised as the price of assisted living continues to increase. The average age of people moving into long-term care facilities will be older than it is today because more older people are staying in their home longer. This demographic observation should fuel the expansion of home-based services and companies like Assured. According to statistics from the Centers for Medicare and Medicaid Services ("CMS") Office of the Actuary, the total expenditures by payers on home health nursing services was approximately $33.0 billion in 2001. Medicare is the largest single payer, accounting for $11.0 billion in 2002, and this is projected to grow to $21.9 billion by 2012 according to the home health care spending projections by CMS' Office of the Actuary.

Development, Consulting and Ancillary Services. We are committed to continuing to expand our development and consulting services practice. We believe this is a profitable model which allows for potential acquisition and/or collaborative opportunities. The management services component which provides financial, cost, and accounting services to the long-term care industry is also a strategic asset to be able to provide to third-party owners. These service capabilities can and have lead to management contracts and/or ownership opportunities for us.

Demographic Trends

The senior living facilities market is one of the most dynamic and rapidly growing sectors within the overall healthcare space and has reached $140 billion annually according to the American Senior Housing Association. The industry trends are very positive as a result of two key industry drivers: positive demographics coupled with the limited supply of facilities. Additionally, reduced reliance on family care, senior citizens’ preference of living in communities designed for their needs, the value that assisted living facilities provide and the fact that more senior citizens can afford assisted living facilities as an option, all contribute to what we believe is a tremendous growth opportunity in the sector.

Aging of America. We believe that a number of demographic trends will contribute to the growth in the senior living industry. The primary market for senior living services is individuals age 85 and older. According to U.S. Census data, this group is the fastest growing segment of the United States population. The population of seniors age 75 and over has also increased in recent years, and is expected to continue to grow. As a result of these expected demographic trends, we anticipate an increase in the demand for senior living services in future years.

Facility Supply/Demand Imbalance. Our management believes that overbuilding in the late 1990s in the senior living industry put downward pressure on the occupancy rates and the resident fees of certain senior living providers. The slowdown in construction and lack of construction financing since 1999 has led to a reduction in the supply of new units being constructed. While the senior population is growing significantly, we believe the supply of skilled nursing beds per thousand is declining. We believe that high construction costs and limits on government reimbursement for construction and start-up expenses along with restrictive state legislation have constrained the growth and supply of traditional skilled nursing beds. Our experience has also shown that these trends result in increasing occupancy rates and resident fees.

Reduced Reliance on Family Care. Historically, the family has been the primary provider of care for seniors. We believe that the increase in the percentage of women in the work force, the reduction of average family size, and the increased mobility in society will reduce the role of the family as the traditional care-giver for aging parents. Management believes that this trend will make it necessary for many seniors to look outside the family for assistance as they age.

Consumer Preference. We believe that senior living communities are increasingly becoming the setting preferred by prospective residents and their families for the care of the elderly. Senior living offers residents greater independence and allows them to “age in place” in a residential setting, which we believe results in a higher quality of life than that experienced in more institutional or clinical settings.

The likelihood of living alone increases with age. Most of this increase is due to an aging population in which women outlive men. Societal changes, such as high divorce rates and the growing numbers of persons choosing not to marry, have further increased the number of Americans living alone. This growth in the number of elderly living alone has resulted in an increased demand for services that historically have been provided by a spouse, other family members or live-in caregivers. We believe that assisted living is preferred by prospective residents as well as their families, who are often the decision makers for seniors. Assisted living is a cost-effective alternative to other types of care, offering seniors greater independence while enabling them to reside longer in a more residential environment.

Cost-Effectiveness. The average annual cost to care for a Medicare or Medicaid patient in a skilled nursing home can exceed $40,000. The average cost to care for a private pay patient in a skilled nursing home is about $80,000 per year in the top ten most costly markets. In contrast, based on our experience, assisted living services generally cost 20-30% less than skilled nursing facilities located in the same region. We also believe that the cost of assisted living services compares favorably with home healthcare, particularly when costs associated with housing, meals, and personal care assistance are taken into account.

Changing Family Dynamics. According to the U.S. Census Bureau, the median income of the elderly population is increasing. The 2000 census data indicated that more than 54% of the population over the age of 75 have incomes over $20,000 per year and slightly more than 44% have annual incomes of at least $25,000. Accordingly, we believe that the number of seniors and their families who are able to afford high-quality senior residential services, such as those we offer, has also increased. In addition, the geographical separation of senior family members from their adult children correlates with the geographic mobility of the U.S. population. As a result, many families that traditionally would have provided the type of care and services we offer to senior family members are less able to do so.

Competition

We are in a competitive, yet fragmented, industry. While there are several national and regional companies that provide retirement living alternatives, we anticipate that our primary source of competition will be the smaller regional and local development and management companies. Management believes that the most important competitive factors in the long-term care business are:

•
a facility’s local reputation with referral sources, such as acute care hospitals, physicians, religious groups, other community organizations, managed care organizations, and a patient’s family and friends;

•	The condition of the facility;

•	the ability to identify and meet particular care needs in the community;

•	the availability of qualified personnel to provide the requisite care; and

•	the rates charged for services.

There is limited, if any, price competition with respect to Medicaid and Medicare patients, since revenues for services to such patients are strictly controlled and are based on fixed rates and cost reimbursement principles. Although the degree of success with which our facilities compete varies from location to location, management believes that its facilities generally compete effectively with respect to these factors.

Our competitors include assisted living communities and other retirement facilities and communities, home health care agencies, nursing homes, and convalescent centers, some of which operate on a not-for-profit or charitable basis. At present, some of our competitors may have significantly greater resources, more depth of experience, and greater name recognition within the health care community.

We also compete with other health care companies for facility acquisitions and management contracts. There can be no assurance that additional facilities and management contracts can be acquired on favorable terms.

The home nursing market is highly competitive and we anticipate that competition will intensify. There are several companies, both regional and national, that are competitors of Assured which have greater name recognition, broader geographic markets, and substantially greater financial and other resources than Assured and AdCare. There can be no assurance that competitive pressures will not have a material adverse effect on us.

The nursing homes and assisted living facilities operated by us compete with other facilities in their respective markets, including rehabilitation hospitals, and other “skilled” and personal care residential facilities. In the few urban markets in which we operate, some of the long-term care providers with which our facilities compete are significantly larger and have or may obtain greater financial and marketing resources than our facilities. Some of these providers are not-for-profit organizations with access to sources of funds not available to the facilities operated by us. Also, construction of new long-term care facilities near our existing facilities could adversely affect our business.

Government Regulation

We are subject to varying degrees of regulation and licensing by health care agencies and other regulatory authorities in Ohio, where we operate at present. Our nursing homes, assisted living facilities, and the services provided by our home health care subsidiary are subject to different regulations. Our success depends in part on our ability to comply with these regulations and requirements and to maintain any required licenses. Our operations could also be adversely affected by, among other things, regulatory developments such as mandatory increases in the scope and quality of care given to residents and revisions in licensing and certification standards. At present, all assisted living facilities operating in Ohio must become licensed as residential care facilities.

We, and our affiliated entities, currently receive a substantial portion of our revenues from third party payors such as Medicare and Medicaid. As a result, we must spend substantial time, and we have developed systems to help submit prompt and accurate reimbursement requests to these entities. In July, 2006, Medicaid will begin to transition to a new reimbursement system. Our ongoing success will be substantially dependent upon our ability to continue to comply with Medicare and Medicaid regulations.

The State of Ohio, and other states in which we could expand, have adopted certificate of need or similar laws that generally require that a state agency approve certain nursing home acquisitions and determine the need for certain nursing home bed additions, numerous services, capital expenditures, or other changes prior to the acquisition or addition of beds or services, the implementation of other changes, or expenditure of capital. State approvals are generally issued for specific maximum expenditures and require implementation of the proposal within a specified period of time.

Employees

As of January 1, 2006, we had approximately 530 full time employees and 320 part time employees.

Property

Our corporate office is located in Springfield, Ohio. We own the office building, which contains approximately 7,200 square feet of office space. We believe that we will need additional office space in the near future and that suitable office space is available in the Springfield area. We own additional land on which we could expand our office facilities. This property is subject to debt in the amount of $253,035 (as of September 30, 2005) which matures on June 1, 2013.

Communities’ Hearth & Home, Ltd., is an Ohio limited liability company that owns three assisted living properties. We own 50% of this entity and our partner, Community Mercy Health Partners, a hospital group, owns the remaining 50%. The three properties owned by this entity are each subject to a mortgage of $3,758,593 (as of September 30, 2005) which matures December 22, 2022.

•
Hearth & Home at Harding is a free standing, single story assisted living facility, comprised of 11,711 square feet of space. The central core of common living area of the home includes a living room, family room, dining room, kitchen, activity room, and laundry room with 10 separate bed-rooms with baths on each side of the central core for a total of 20 bedrooms (including 8 one bedroom units). The facility is located on 1.25 acres in Springfield, Ohio. Springfield is a community in southwestern Ohio.

•	Hearth & Home at El Camino is a duplicate copy of Hearth & Home at Harding also located in Springfield, Ohio. The facility is dedicated to providing Alzheimer’s care for its residents.

•
Hearth & Home at Urbana was a duplicated copy of Hearth & Home at Harding and El Camino. However, the facility was expanded in 2003 to add 12 more bed rooms, public area and parking spaces now totaling 20,180 square feet of space. The assisted living facility is located on 2 acres in Urbana, Ohio. Urbana is a community located in southwestern Ohio.

Hearth & Home at Van Wert is a free standing single story assisted living facility, comprised of 25,571 square feet of space and is owned by Hearth & Home of Van Wert, Ltd., an Ohio limited liability company. The facility is designed with 15 residential bed-rooms (30 total bed-rooms) grouped into two clusters around community living spaces, including family kitchen, dining, laundry and a hearth room. There is a main kitchen and the living clusters are connected by a large interior atrium. The assisted living facility is located on 3 acres in Van Wert, Ohio. Van Wert is a community in northwestern Ohio. We own 48.5% of the limited liability company with the remaining 51.5% owned by individual investors, located primarily in Van Wert. This property is subject to a mortgage in the amount of $1,995,243 (as of September 30, 2005) which matures on January, 2026.

Hearth & Home at Vandalia is a free standing single story assisted living facility, comprised of 29,431 square feet of space. The facility is designed with 15 residential bed-rooms (45 total bed-rooms) grouped into three clusters around community living spaces, including family kitchen, dining, laundry and hearth room. There is a main kitchen and the living clusters are connected by a large interior atrium. The assisted living facility is located on 4 acres in Vandalia, Ohio. Vandalia is a community located on the north side of the city of Dayton, Ohio. This property is subject to a mortgage in the amount of $3,667,477 (as of September 30, 2005) which matures on May, 2041.

The Pavilion is a 62-bed nursing home located on 4 acres of land in Sidney, Ohio. The nursing home is a single story building that is licensed for 62 beds and has a gross building area of 16,151 square feet. The building is constructed in the form of a cross, with resident rooms in three of the wings and the nurses’ station at the center of the cross. The fourth wing of the building contains the dining room and activity area, kitchen, laundry and other staff operations areas. The 62 resident beds are dually certified for Medicaid and Medicare. Sidney is a community located in northwestern Ohio. This property is subject to a mortgage in the amount of $2,098,198 (as of September 30, 2005) which matures on June, 2022.

Hearth & Care at Greenfield is a 50-bed single story nursing home, located on approximately one half acre, in the Greenfield, Ohio. The property is a residential home that was converted and expanded into 40-nursing beds all located on the first floor. The property is in the process of again being improved with the addition of 10 private bed-rooms, new kitchen, laundry, activity and therapy rooms and a new front entrance and nurses’ station totaling 10,550 square feet. When completed, scheduled for the second quarter of 2006, the total square footage will be approximately 29,000 square feet of space. The 50 resident beds are dually certified for Medicaid and Medicare. Greenfield is a community located in southern Ohio. This property is currently being rehabilitated and will be subject to a mortgage in the amount of $1,412,000 upon completion. This lien will mature March, 2030. The outstanding principal amount as of September 30, 2005 was $784,287.

Pursuant to a ten-year lease which began March 1, 2003, we lease 100% of The Covington Care Center, a 106-bed single story nursing home located in Covington, Ohio. The building is a long, rectangular building containing 31,048 square feet of space. It has several nurses’ stations, dining, laundry, kitchen, activity, therapy, and several other rooms along with administrative offices. The 106 resident beds are dually certified for Medicaid and Medicare. The nursing home is located in Covington, Ohio, a community located in western Ohio. Our lease payments are $620,000 per year and we have an option to purchase the property after five years at the greater of $5,500,000 or the then fair market value.

Legal Proceedings

We are not currently involved in any material litigation. We may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

MANAGEMENT Executive Officers and Directors

The following table sets forth certain information with respect to our executive officers and directors.

	Name	Age	Position

	David A. Tenwick*	68	Director, Chairman of the Board
	Gary L. Wade*	68	Director, President, CEO
	Scott Cunningham	38	Chief Financial Officer
	J. Michael Williams*	58	Director, Executive Vice President, COO
	Philip S. Radcliffe	68	Director
	Laurence E. Sturtz	63	Director
	Jeffrey Levine	55	Director

*	Members of the Executive Committee.

Directors are elected at the annual meeting of stockholders and hold office until the following annual meeting and until their successors are elected and have qualified. All officers serve at the discretion of the Board of Directors. The Board has a three-person Executive Committee comprised of David A. Tenwick, Gary L. Wade, and J. Michael Williams. The Executive Committee is elected by the whole Board of Directors and meets in between regularly-scheduled Board meetings in order to take needed actions. The Board also has a Compensation Committee chaired by Philip S. Radcliffe. In December, 2005 the Board established a charter for an audit committee and created three classes of directors, with one class to be elected each year at the annual stockholder meeting to serve a three year term. Initially, directors Tenwick and Wade were elected for three year terms, directors Williams and Radcliffe were elected for two year terms and directors Sturtz and Levine were elected for a one year term.

David A. Tenwick. Mr. Tenwick, our founder, has served as our Chairman and Director since our organization in August 1991. Prior to founding our Company, Mr. Tenwick was an independent business consultant from 1982 to 1990. Through this capacity, he has served as a director and an officer of several businesses, including Douglass Financial Corporation, a surety company, and AmeriCare Health & Retirement, Inc., a long-term care management company. From 1967 until 1982, Mr. Tenwick was a director and an officer of Nucorp Energy, Inc., a company which he co-founded. Nucorp Energy was a public company which invested in oil and gas properties and commercial and residential real estate. Prior to founding Nucorp, he was an enforcement attorney for the United States Securities and Exchange Commission. Mr. Tenwick is a member of the Ohio State Bar Association and a founding member of the Ohio Assisted Living Association, an association that promotes high quality assisted living throughout the State of Ohio. Mr. Tenwick earned his Bachelor of Business Administration (BBA) and Juris Doctor (JD) degrees from the University of Cincinnati in 1960 and 1962, respectively.

Gary L. Wade. Mr. Wade was elected a director and our President in August 1995 and became CEO in 1998. In 1988 Mr. Wade was a co-founder of AdCare Health Systems, Inc., whose assets we acquired in 1995. Prior to that, he served as the Chief Executive Officer and President of St. John's Mercy from 1980 to 1989 and was responsible for the development and operation of Oakwood Village Retirement Community in 1987, a 230-unit continuing care retirement community, and the operation of St. John's Center, a sub-acute care long-term care facility. His extensive experience in health care also includes work with chemical abuse treatment programming and the care for Alzheimer's patients. Mr. Wade earned his undergraduate degree at Ohio University and his M.B.A. from Xavier University, where he specialized in hospital and health care administration. He is a past Chairman of the Ohio Assisted Living Association and served on the Government Relations and Health Care committees of the Association of Ohio Philanthropic Homes.

Scott Cunningham. Mr. Cunningham has served as our CFO since 2004. Mr. Cunningham joined us in June 1992 as Director of Business Services at one of the nursing facilities that we manage. He became Corporate Controller in September 1997, was appointed Corporate Treasurer in August 1998, and Vice President of Finance in August 1999. Mr. Cunningham graduated from Wright State University in 1990 with a Bachelor of Science degree in Business, majoring in both Accounting and Finance.

J. Michael Williams. Mr. Williams was elected a director, Executive Vice President, and COO in August 1995. Mr. Williams was a co-founder of AdCare Health Systems, Inc., and is responsible for our day-to-day operations and project development of our sub-acute units. Prior to that, he served at different times as the Chief Executive Officer of two acute care hospitals and one rehabilitation hospital. During his career, he also developed and organized a child day care center and two home health care organizations. Mr. Williams received a Bachelor of Science degree from Bowling Green State University, earned a Master of Arts in Health Care Administration from Central Michigan University and received a Doctorate of Business from U.S. Open University. Mr. Williams is a member of the American College of Health Care Executives, and the American College of Clinical Pathologists. He also holds Nursing Home Administrator licenses in Ohio, Kentucky and Indiana. Mr. Williams is also on the Board of Directors of National Council of Assisted Living (NCAL) and is the Vice Chairman of Ohio Council of Assisted Living (OCAL), and is listed in Who's Who Worldwide and received the Health Promotion Award in 1985.

Philip S. Radcliffe. Mr. Radcliffe has been a director since AdCare was organized in August 1991. He has been employed by Radcliffe Associates, Ltd. since 1981 and has been responsible for selling and installing over 300 computer systems, principally for the U.S. Government market. Also in 1990, Mr. Radcliffe became a co-founder of the Washington Technology Group, a company that does business in proprietary software, classroom training, major conferences, and specialized systems engineering. From 1970 to 1980, Mr. Radcliffe was a co-founder of Metromation, Inc., a company involved in process control systems. Form 1966 to 1969, he was employed by Westinghouse. From 1959 to 1965, he was employed by IBM as a computer systems engineer.

Laurence E. Sturtz. Mr. Sturtz was appointed to the Board in June 2005. The existing directors appointed Mr. Sturtz who was approved by the stockholders at the December 2005 annual meeting. Mr. Sturtz is a retired attorney at law. He received his Bachelor of Arts degree, majoring in economics, and his Juris Doctor degree from the Ohio State University, graduating in 1964 and 1967, respectively. Mr. Sturtz was admitted to practice before the United States Supreme Court and had five cases before that body over the years. Mr. Sturtz was a prominent trial lawyer in Columbus, Ohio and also specialized in representing companies of all sizes until his retirement in 2002. Mr. Sturtz left the private practice of law for six years (1982-1988) and served as Vice President and General Counsel, and then President and Chief Executive Officer of Strata Corporation, a public company based in Columbus, Ohio. In 1988, Mr. Sturtz returned to the private practice of law and became the senior litigator with the firm of Carlile Patchen & Murphy. Mr. Sturtz has been a Board Member on the Board of Advanced Biological Marketing, Inc. for more than two years.

Jeffrey L. Levine. Mr. Levine was elected to the Board at December 2005 stockholder meeting. He also served as a director of the Company from its organization in 1991 until 2003. He has been an industrial and commercial real estate broker from 1975 to the present. He is the President of the Levine Real Estate Company and is the past President of Larry Stein Realty. Mr. Levine has extensive experience in negotiating and appraising commercial and investment real estate. He is a member of the National Association of Realtors, the Ohio State Bar Association and the Florida State Bar Association.

Committees

In addition, to the Executive Committee discussed above, our Board of Directors has adopted resolutions establishing an audit committee and a compensation committee. The Board does not have a nominating committee. The composition, duties and responsibilities of these committees are set forth below. Committee members will hold office for a term of one year. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

The Audit Committee has the responsibility of reviewing our financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The Audit Committee also approves the appointment of the independent auditors for the next fiscal year, approves the services to be provided by the independent auditors and the fees for such services, reviews and approves the auditor’s audit plans, review and reports upon various matters affecting the independence of the independent auditors, and review with the independent auditors the results of the audit and management’s responses.

The Audit Committee was authorized in December, 2005 and is now in the process of securing members All of the members of the Audit Committee will be considered “independent,” as independence for Audit Committee members is defined in applicable rules of the AMEX listing standards and the rules of the SEC. The Board of Directors is also looking for an “audit committee financial expert” as defined by Item 401(e) of Regulation S-B of the Exchange Act.

The Compensation Committee was authorized in 1995, and a charter was adopted in December, 2005. This committee is in the process of securing members. Our Compensation Committee is responsible for establishing our compensation plans. Its duties include the development with management of benefit plans for our employees, the formulation of bonus plans, incentive compensation packages and medical and other benefit plans.

The Board of Directors has no standing nominating committee. We believe that, as a result of the role of the independent directors, as described below, it is not necessary to have a separate nominating committee at this time. Three of our six current Directors are independent as determined utilizing the standards for director “independence” set forth in applicable rules of the AMEX listing standards. The entire Board selects nominees for election as Directors by majority vote. In selecting nominees for Director, the Board does not operate pursuant to a charter.

In selecting Director nominees, the Board considers, among other factors, the existing composition of the Board and their evaluation of the mix of Board members appropriate for the perceived needs of AdCare. The Board believes that continuity in leadership and Board tenure maximizes the Board’s ability to exercise meaningful Board oversight. Because qualified incumbent Directors are generally uniquely positioned to provide stockholders the benefit of continuity of leadership and seasoned judgment gained through experience as a Director, the Board will generally consider as potential candidates those incumbent Directors interested in standing for re-election who they believe have satisfied Director performance expectations, including regular attendance at, preparation for and meaningful participation in Board and committee meetings.

Generally, the Board will consider stockholder recommendations of proposed Director nominees if such recommendations are timely received. To be timely, recommendations must be received in writing at our principal executive offices at least 120 days prior to the anniversary date of mailing of our proxy statement for the prior year’s annual meeting. In addition, any stockholder director nominee recommendation must include the following information:

•	the proposed nominee’s name and qualifications and the reason for such recommendation;

•	the name and record address of the stockholder(s) proposing such nominee;

•	the number of shares of our stock which are beneficially owned by such stockholder(s); and

•	a description of any financial or other relationship between the stockholder(s) and such nominee or between the nominee and AdCare.

In order to be considered by the Board, any candidate proposed by one or more stockholders will be required to submit appropriate biographical and other information equivalent to that required of all other Director candidates.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served:

•	as a member of the compensation committee of another entity which has had an executive officer who has served on our compensation committee;

•	as a director of another entity which has had an executive officer who has served on our compensation committee; or

•	as a member of the compensation committee of another entity which has had an executive officer who has served as one of our directors.

Underwriter’s Board Rights

Pursuant to the underwriting agreement, we have agreed, for a period of no less that two (2) years, to engage a designee of the representatives of the underwriters as an advisor to our Board of Directors where such advisor shall attend meetings of the Board, receive all notices and other correspondence and communications sent by us to members of our Board of Directors and receive compensation equal to the highest compensation of other non-officer directors, excluding the chairperson of our audit and compensation committee. In addition, such advisor shall be entitled to receive reimbursement for all costs incurred in attending such meetings including, food, lodging and transportation. The advisor will have none of the duties, rights, or powers of a director.

EXECUTIVE COMPENSATION

The following table sets forth the amount accrued by us during fiscal years 2002, 2003 and 2004 for services rendered by our named executive officers. This includes all compensation awarded to, earned by or accrued for the executive officers listed below during the periods in question:

Compensation

					Long-Term Compensation
			Annual Compensation		Awards
					Securities
				Other Annual	Underlying
Name and Position	Year	Salary	Bonus	Compensation(1)	Options(#)

David A. Tenwick	2004	$105,810	$0	$8,558	8,000
Chairman	2003	$96,091	$0	$8,461	0
	2002	$107,273	$0	$8,573	0

Gary L. Wade	2004	$105,810	$0	$9,815	8,000
President, CEO	2003	$96,092	$0	$6,828	0
	2002	$107,273	$0	$6,574	0

J. Michael Williams	2004	$105,810	$0	$9,303	8,000
Executive Vice	2003	$96,234		$9,004	0
President, COO	2002	$107,273	$0	$7,463	0

Long-Term Compensation
			Annual Compensation		Awards
Securities
				Other Annual	Underlying
Name and Position	Year	Salary	Bonus	Compensation(1)	Options(#)

Scott Cunningham	2004	$80,218	$0	$802	16,000
CFO	2003	$82,826	$0	$828	0
	2002	$79,832	$0	$798	0

Sharon Reynolds	2004	$101,093	$0	$1,011	4,400
Senior Vice	2003	$97,508	$0	$763	0
President,
Nursing Home	2002	$105,006	$0	$538	0
Operations

(1) Includes car allowance, relocation bonus, 401k match and Insurance.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

The following table provides information regarding option grants made by us to our officers during the fiscal year ended December 31, 2004:

	Number Of Securities	% Of Total Options/Sars	Exercise Of
	Underlying Options/Sars	Granted To Employees	Base Price
Name	Granted (#)	In Fiscal Year	($/Sh)	Expiration Date

David A. Tenwick	8,000	7%	$2.50	August, 2009
Gary L. Wade	8,000	7%	$2.50	August, 2009
J. Michael Williams	8,000	7%	$2.50	August, 2009
Scott Cunningham	16,000	14%	$2.50	August, 2009
Sharon Reynolds	4,400	3.9%	$2.50	August, 2009

AGGREGATE OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

			Number of Securities	Value of Unexercised in
	Shares		Underlying Unexercised	the Money Options at
	Acquired on		Option at FY-End	FY-End
Name	Exercise	Value Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

David A. Tenwick	None	None	8,000	$20,000
Gary L. Wade	None	None	8,000	$20,000
J. Michael Williams	None	None	8,000	$20,000
Scott Cunningham	None	None	16,000	$40,000
Sharon Reynolds	None	None	4,400	$11,000

__________________________________
(1) Assumes a market value of $5.00 per share based on a $10.00 unit price pursuant to this offering.

Employment Agreements

We have entered into employment agreements with Mr. Tenwick, Mr. Wade, and Mr. Williams. The employment agreements are identical and provide for an initial employment term of three years starting April 1, 2005 and ending April 1, 2008, with base salaries of $10,000 per month, a minimum salary increase of five percent per year, fringe benefits such as health and life insurance and inclusion in any option program that we may institute in the future.

The employment agreements with Mr. Wade, Mr. Williams, and Mr. Tenwick each provide that if they are terminated for any reason other than cause (which is defined as dishonesty in transactions with us, material disloyalty and/or the express refusal to perform services for us which may be properly requested), we are required to compensate them from the remaining term of their employment agreement plus one additional year. The employment agreements also provide that if Mr. Wade, Mr. Williams, or Mr. Tenwick leave voluntarily, or are terminated for cause, they may not compete with us within the State of Ohio for a period of one year following the termination.

Director Compensation

The non-executive Directors have historically served without compensation for services rendered as well as meetings attended. However, beginning in 2005, we agreed to pay each non-executive director $250 per meeting attended. In addition, in August 2004, Philip S. Radcliffe, and former directors Thomas R. Odenweller, Homer McKnight and Phil Farris each received options to purchase 2,000 shares of our common stock at a price of $2.50 per share. These options are all currently exercisable and they expire in August 2009. In June 2005, Laurence E. Sturtz was appointed as one of our directors and received options to purchase 8,000 shares of our common stock at a price of $2.50 per share. His options are all currently exercisable and expire in June 2010.

Stock Incentive Plan

In August 2005, we adopted a Stock Option Plan to secure for us and our stockholders the benefits arising from capital stock ownership by our officers, directors, employees, and consultants and our subsidiaries who are expected to contribute to our future growth and success. The Option Plan authorizes the grant of options to purchase an aggregate of 200,000 shares of our common stock (adjusted for stock splits) both as “incentive stock options” as that term is defined under Section 422(A) of the Internal Revenue Code of 1986, as amended, and stock options which do not qualify as incentive stock options (“non-qualified stock options”). The Option Plan provides that the Board of Directors or the Compensation Committee appointed by the Board of Directors may grant options and otherwise administer the Option Plan. The exercise price of each incentive option must be at least 100% of the fair market value of the shares of our common stock at the date of grant, and no such option may be exercisable for more than ten years after the date of grant. However, the exercise price of each incentive stock option granted to any stockholder possessing more than 10% of the combined voting power of all classes of our capital stock on the date of grant must be not less than 110% of the fair market value on that date, and no such option may be exercisable more than five years after the date of grant. The exercise price of each non-qualified stock option may be established by the Compensation Committee. There are currently no grants of options made under this plan.

In August 2004, we adopted a Stock Option Plan to secure for us and our stockholders the benefits arising from capital stock ownership by our officers, directors, employees, and consultants and our subsidiaries who are expected to contribute to our future growth and success. The terms and conditions of this plan is exactly the same as the August 2005 Option Plan. As of the date of this prospectus, 98,200 incentive stock options and 16,000 non-qualified stock options have been granted at an exercise price of $2.50 per share under the 2004 Option Plan.

Certain Information and Related Party Transactions

During 2003 and 2004, McKnight Development Corporation, majority owned and operated by Homer McKnight, one of our former directors and a current stockholder, provided $15,086 and $1,133,000, respectively, in architectural/construction services to some of our ventures. These transactions were priced at cost plus a 10% markup.

On June 1, 1999, Dr. Ira Abrahamson, Jr., a stockholder, made a one-year loan to us of $800,000 at an annual interest rate of 10% payable monthly. In addition, as an inducement to make the loan, we issued to Dr. Abrahamson 8,000 shares of common stock and a warrant to purchase 40,000 shares of common stock at $5.00 per share. On June 1, 2000, the loan was extended for an additional year and the interest rate was increased to 12%. As a further inducement to make the loan, Mr. Tenwick personally guaranteed the loan, and pledged 160,000 of his shares of common stock, as additional security for the loan. Dr. Abrahamson exercised his warrant to purchase 40,000 shares of common stock in 2002 and his loan to us has been reduced to $450,000. Mr. Tenwick’s pledge has been reduced to 150,000 shares of common stock. This loan will be repaid from the proceeds of this offering.

On June 30, 2000, Hearth & Home of Van Wert, LTD, of which we own 48.5%, borrowed $1,350,000 from The Huntington Bank to finance the construction of a 30-unit assisted living facility located in Van Wert, Ohio. As an inducement to make the loan, Mr. Tenwick, and former directors Phil Farris and Homer McKnight personally guaranteed the loan with us. In addition, McKnight Development Company loaned Hearth & Home of Van Wert, Ltd. $625,000 to finance the construction. The balance of the loan to Mr. McKnight as of December 31, 2004 was $77,000, and was recently paid off. In 2003, the property was refinanced and the Huntington Bank loan was repaid in full. We have an obligation to offer to purchase the remaining 51.5% interest of Hearth & Home of Van Wert, Ltd. from the other investors. This offer must be made by October of 2008 and the purchase price will be either the cost basis of those investors in their units or the fair market value of their units, whichever is greater. The cost basis of the units is approximately $900,000.

In September 2003, we acquired title to the office building we occupy as our corporate headquarters from Hearth & Home of Van Wert, LTD for $400,000, which was previously sold by us for the same amount in 1999. The property had been accounted for on our balance sheet as a financing transaction. Mr. Tenwick, Mr. Wade, and Mr. Williams personally guaranteed the mortgage financing for the office building in the amount of $300,000.

In late 2004, we concluded a bridge loan financing consisting of $150,000 in Subordinated Notes with an attached warrant to acquire our common stock at a price of $2.50 per share. The warrants are exercisable until October 31, 2009. $100,000 of the Subordinated Notes and warrants were acquired by our affiliates including Mr. Tenwick, Mr. Wade, Mr. Radcliffe, and Mr. Sturtz. The Subordinated Notes were initially due on May 1, 2005. However, under the terms of the Subordinated Notes, AdCare had the ability to extend the term of the notes until November 1, 2006. Prior to the extension of the Subordinated Notes from May 1, 2005 to November 1, 2006, the holders of the Notes have the option to convert the Subordinated Notes into our common stock at a price of $1.25 per share if the Notes were not paid in full on or before May 1, 2005. On May 1, 2005, $100,000 of the Subordinated Notes was converted. The balance of the Subordinated Notes was repaid in September, 2005.

On January 1, 2005, Mr. Tenwick, Mr. Wade, and Mr. Williams personally guaranteed a term loan in the amount of $1,650,000, which loan was used to acquire Assured Health Care Inc. In consideration for these guarantees, Messrs. Tenwick, Wade, and Williams each received warrants to acquire 40,000 shares of our common stock at a price of $2.50 per share. These warrants remain exercisable until January 1, 2010. In October 2005, the loan was reduced by $800,000 as a result of proceeds form a private placement financing of $1,512,000 which closed in October 2005.

In the second half of 2001, we sold 50% of our ownership of Hearth & Home of Vandalia, Inc. to Senior Property Investments, LLC, an Ohio limited liability company (“SPI”). The sale was necessary because, at that time, we did not have the cash available to fund the letters of credit required by HUD for working capital and debt service on this project. The original members of SPI exchanged 10,000 shares of our common stock for five membership units of SPI valued at $10,000 per unit. In addition, the original members each loaned SPI $50,000 and were provided an additional one-half unit for the loan. The nine original members of SPI were Phil Farris, Michael J. McKenzie, J. Michael Williams, Homer McKnight, Earl Morris, Burl Morris, Thomas Odenweller, Gary Wade and David A. Tenwick. In addition, Capital City Partners, LLC subsequently became a member of SPI acquiring an equal interest to the other members for a cash contribution of $55,000. In December 2005, we issued 191,000 shares of our common stock to the members of SPI in exchange for all of their membership units and settlement of $450,000 in debt obligations. As part of this transaction, Capital City Partners, LLC also purchased from SPI, 50,000 shares of our common stock for $2.50 per share. Immediately following this acquisition, SPI was merged into AdCare and, as a result, Hearth & Home of Vandalia, Inc. became our wholly owned subsidiary.

Security Ownership of Certain Beneficial Owners and Management

As of January 25, 2006, following a 2.5 to 1 reverse stock split, 1,996,072 shares of our common stock were outstanding. The following table provides information known to us with respect to the beneficial ownership of our common stock as of that date and assuming this offering is completed but that none of the warrants issued in this offering are exercised and none of our convertible debentures are converted:

•	each stockholder known to own beneficially more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with SEC rules. Under these rules, shares are beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option) within 60 days of the date on which the information is provided. In computing the percentage ownership of any person, the amount of shares includes the shares beneficially owned by that person because of these acquisition rights, but are not outstanding for computing the percentage ownership of any other person. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

To our knowledge, except as indicated in the footnotes to this table and under applicable community property laws, the people named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially-owned by them.

Shares Beneficially Owned

		Prior to Offering	After Offering
Names and Address	Number	Percent of Total	Percent of Total

David A. Tenwick	278,693(1)	13.5%	6.5%
8503 Misty Woods Circle
Powell, Ohio 43065

Gary L. Wade	182,254(2)	8.9%	4.3%
5057 Troy Road
Springfield, Ohio 45502

		Prior to Offering	After Offering
Names and Address	Number	Percent of Total	Percent of Total

J. Michael Williams	154,357(3)	7.6%	3.6%
5057 Troy Road
Springfield, Ohio 45502

Scott Cunningham	10,800(4)	*	*
120 Deeter Drive
Clayton, Ohio 45315

Sharon Reynolds	5,560(5)	*	*
5057 Troy Road
Springfield, Ohio 45502

Philip S. Radcliffe	14,230(6)	*	*
5057 Troy Road
Springfield, Ohio 45502

Laurence E. Sturtz	33,920(7)	1.7%	*
3421 Pointe Creek Court, Apt # 106
Bonita Springs, FL 34134

Jeffrey Levine	5,000	*	*
2615 Dunhollow Drive
Springfield, Ohio 45503

Ira A. Abrahamson, Jr.	134,000	6.7%	3.9%
105 West 4th Street, Suite 719
Cincinnati, Ohio 45202

Jerry Fuson	102,000	5.1%	2.4%
5057 Troy Road
Springfield, Ohio 45502

Capital City Partners, LLC	118,000	5.9%(8)	2.8%
1335 Dublin Road
Suite 122- D
Columbus, Ohio 43215

All Directors and Officers	684,814	29.5%	15.1%
as a Group (8 people)
*Less than 1%

(1)	Includes 60,000 warrants and 3,200 options which are currently exercisable at $2.50 per share.

(2)	Includes 48,000 warrants and 3,200 options which are currently exercisable at $2.50 per share.

(3)	Includes 40,000 warrants and 3,200 options which are currently exercisable at $2.50 per share.

(4)	Includes 6,400 options which are currently exercisable at $2.50 per share.

(5)	Includes 1,760 options which are currently exercisable at $2.50 per share.

(6)	Includes 2,000 options which are currently exercisable at $2.50 per share.

(7)	Includes 8,000 warrants and 8,000 options which are currently exercisable at $2.50 per share.

(8)	Includes 18,000 warrants which are currently exercisable at $2.50 per share and are owned by Capital City Partners Southeast, an affiliate of Capital City Partners, LLC.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our authorized shares consist of 500,000 shares of Serial Preference Shares, without par value, and 14,500,000 shares of common stock, without par value. As of January 25, 2006, we had issued 1,996,072 shares of common stock. There are no Serial Preference Shares currently outstanding. We have also issued 609,187 warrants for the purchase of shares of common stock and had issued options to purchase 114,200 shares of common stock pursuant to our 2004 Stock Option Plan.

Common Shares

We have 14,500,000 authorized common shares, without par value, of which 1,996,072 shares were issued and outstanding on January 25, 2006 and were held of record by 416 holders. Holders of the common shares are entitled to one vote per share in the election of directors, either in person or by proxy, on all matters that stockholders may vote on at their meetings.

The holders of the common shares are entitled to receive dividends proportionally, as our Board of Directors declares. The holders of the common shares are entitled to share proportionally in all of our assets that are available for distribution to them upon liquidation, dissolution, or winding up of our affairs after the satisfaction of any of our liabilities. We may issue future series of Serial Preference Shares without any further authority from the holders of common shares, and the series may have preference over the common shares in right of dividends, liquidation, or redemption. The holders of the common shares do not have preemptive, subscription, or conversion rights or redemption or sinking fund provisions.

Serial Preferred Stock

Our Board of Directors is authorized, without further stockholder action, to divide any or all shares of our authorized preferred stock into series and to fix and determine the designations, preferences and relative participating, optional or other dividend rights, liquidation preferences, redemption rights and conversion or exchange privileges. Our Board of Directors has no plans, agreements or understandings for the issuance of any shares of preferred stock.

Units

In connection with this offering we will issue 1,100,000 units, with each unit consisting of two shares of our common stock and two 5-year warrants each to purchase one share of our common stock. The units will have no rights (i.e. voting, redemption, etc.) independent of the rights existing in the common stock and the warrants which form the unit. We intend to apply for quotation of our units on the AMEX. Until the units are divided into their separate components of two shares of common stock and two warrants, only the units will be quoted on the AMEX. Each unit will be divided into its separate components of two shares of common stock and two warrants 90 days immediately following the date of this prospectus or sooner if determined by the underwriters. Following the separation of the units, the shares of common stock will be quoted on the AMEX, and the warrants will be quoted separately from the common stock on the AMEX. The units will cease to exist at that time.

Warrants Included in the Units

Each of the warrants which are included in the units will entitle a holder to purchase one share of common stock at a price equal to the 75% of the unit offering price beginning on the date the units separate through the date which is five years after the date of this prospectus. The warrants will be issued pursuant to the terms of a warrant agreement between the warrant agent and us. We have authorized and reserved for issuance the shares of common stock issuable upon exercise of the warrants. The warrants are exercisable to purchase a total of 2,200,000 shares of common stock, unless the underwriters’ over-allotment relating to the warrant is exercised, in which case the warrants are exercisable to purchase a total of 2,530,000 shares of common stock.

The warrant exercise price and the number of shares of common stock purchased upon exercise of the warrant are subject to adjustment in the event of, among other events, a stock dividend on, or a subdivision, recapitalization or reorganization of, the common stock, or the merger or consolidation of AdCare with or into another corporate or business entity.

We must have on file a current registration statement with the SEC pertaining to the common stock underlying the warrants in order for a holder to exercise the warrants. This prospectus constitutes part of such registration statement. The shares of common stock underlying the warrants must also be registered or qualified for sale under the securities laws of the states in which the warrant holders reside. We intend to use our best efforts to keep the registration statement current, but we cannot assure you that such registration statement (or any other registration statement filed by us covering shares of common stock underlying the warrants) can be kept current. In the event the registration statement covering the underlying common stock is not kept current, or if the common stock underlying the warrants is not registered or qualified for sale in the state in which a warrant holder resides, the warrants may be of no value.

The warrants do not confer on the warrant holder any voting or other rights of our stockholders. Upon notice to the warrant holders, we have the right to reduce the exercise price or extend the expiration date of the warrants. Although this right is intended to benefit warrant holders, to the extent we exercise this right when the warrants would otherwise be exercisable at a price higher than the prevailing market price of the common stock, the likelihood of exercise, and the resultant increase in the number of shares outstanding, may impede or make more costly a change in our control.

Debentures

Pursuant to a private placement we issued debentures in the aggregate principal amount of $1,512,000. These debentures will mature on the earlier of (a) September 15, 2006 or, (b) the date on which we close this offering.

Interest on the debentures is payable quarterly commencing on September 30, 2005. The debentures bare interest at the rate of 8% per annum. In the event of a default on the debentures and until such time as the default is cured, the debentures will bare interest at the rate of 18% per annum.

No “sinking fund” is provided for the debentures, which means that the debentures do not require us to redeem or retire the debentures.

Upon a written request and until such time as the debentures are repaid (including any accrued interest), the debenture holders (at their sole discretion) will have the right to convert (from time to time), in whole or in part, the debentures into units identical to those being sold in this offering at the conversion price described below. The conversion price of the debenture will be the lesser of $5.00 or 80% of the value of the common stock issued in this offering.

The debentures are secured by substantially all of our assets. However, the security interest provided to the debenture holders is subordinated to certain of our senior indebtedness.

Warrants

We have authorized the issuance of common share purchase warrants of which 609,187 are issued and outstanding.

We currently have outstanding 84,387 warrants expiring December 31, 2006 and 20,000 warrants expiring February 18, 2009. Each of these warrants entitles the registered holder to purchase one share of our common stock at an exercise price of $2.50. We have an additional 60,000 warrants expiring October 31, 2009 and 120,000 warrants expiring January 1, 2010. Each of these warrants entitles the holder to purchase one share of our common stock at a price of $2.50 per share. The warrants can be equitably adjusted when certain events occur, including the issuance of shares of common stock as a dividend on the outstanding shares of common stock, the share split of the outstanding shares of common stock or a combination or a recapitalization. Issuances of shares of common stock for cash will not cause an adjustment of the exercise price. We are not required to issue fractional shares upon exercise of the warrants but will adjust to the nearest possible full common share. No holder of any warrant is entitled to vote, receive dividends, or be deemed the holder of the shares of common stock until the warrants have been duly-exercised and payment of the purchase price has been made. Shares of common stock issued on the exercise of the warrants and on payment of the purchase price will be legally-issued, fully-paid, and cannot be assessed.

In September, 2005, we issued an additional 280,000 common share purchase warrants plus 44,800 placement agent warrants in connection with the recent private placement of our debentures. These warrants can be exercised for a period of five years, at a price equal to $1.00 per share or 50% of the offering price of shares of common stock in this offering, whichever is less. The remaining terms of these warrants are identical to those of the other warrants, except that the warrants issued in the private placement contain certain registration rights.

Shares of common stock issued upon exercise of warrants for which payment has been received in accordance with the terms of the warrants will be fully paid and nonassessable.

The warrants do not confer on the warrant holder any voting or other rights of our stockholders. Upon notice to the warrant holders, we have the right to reduce the exercise price or extend the expiration date of the warrants. Although this right is intended to benefit warrant holders, to the extent we exercise the right when the warrants would otherwise be exercisable at a price higher than the prevailing market price of the common stock, the likelihood of exercise, and the resultant increase in the number of shares outstanding, may impede or make more costly a change in our control.

American Stock Exchange Listing

We intend to apply to have our units, common stock, and warrants approved for listing on the American Stock Exchange.

Transfer Agent

______________________ has been appointed as the agent for our units, common stock and warrants.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have outstanding 4,196,072 shares of common stock (including the 2,200,000 shares of common stock forming a part of the units issued in this offering, and assuming no exercise of the underwriters’ over-allotment) without taking into account any options, warrants or debentures which may be granted, exercised or converted into common stock. Upon completion of this offering, we will have options outstanding to purchase 114,200 shares of common stock and we will have warrants outstanding to purchase 609,187 shares of common stock. All of the units sold, as well as the common stock and warrants forming part of the units and the common stock underlying the warrants, will be freely tradable without restriction or further registration under the Securities Act by persons other than our “affiliates” (defined in Rule 144 under the Securities Act as a person who directly or indirectly through the use of one or more intermediaries controls, is controlled by, or is under common control with, us). Immediately prior to this offering, we had outstanding 1,996,072 shares of common stock, which shares will be deemed restricted securities within the meaning of Rule 144. Sales of restricted securities and shares of common stock held by “affiliates” are subject to certain volume, timing and manner of sale restrictions pursuant to Rule 144. Any sales of substantial amounts of these shares in the public market might adversely affect prevailing market prices for the shares of common stock.

In general, under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including “affiliates” of AdCare, would be entitled to sell within any three-month period that number of shares that does not exceed the greater of (i) 1% of the number of shares of common stock then outstanding or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding such sale. Sales pursuant to Rule 144 are subject to certain manner of sale provisions, notice requirements and availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to any of the requirements described above. We are unable to estimate the number of restricted shares or shares held by affiliates that will be sold under Rule 144 because this will depend in part on the market price for the common stock, the personal circumstances of the holders of the shares and other factors.

All of our officers and directors, and current stockholders who own more than 5% of our common stock prior to this offering, have agreed that, for a period of 18 months from the date of this prospectus, they will not, without the prior written consent of the representative of the underwriters, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, any shares of our common stock (other than shares of our common stock acquired in or after this offering) or any securities convertible into, or exercisable or exchangeable for, our common stock. In addition, stockholders who own 1,725,319 shares of our common stock have agreed with the underwriters to a lock-up of their common stock for a period of twelve months after the effective date of the registration statement of which this prospectus forms a part. Thereafter, such officers, directors and stockholders will be able to sell any shares of common stock they own in reliance upon Rule 144, subject to the resale, volume and other limitations described above.

Pursuant to SEC Rule 144, a total of 1,996,077 shares will be available for resale after the date of this prospectus, subject to the aforementioned lock-up.

Any of our employees, officers, directors or consultants who purchased his or her shares before the completion of this offering or who holds options as of that date pursuant to our stock option plan will be entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding-period restrictions, in each case commencing 90 days after completion of this offering. Neither Rule 144 nor Rule 701 supersedes the contractual obligations of our security holders set forth in the lock-up agreements described above.

Upon completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock reserved for issuance under our Stock Option Plan. Persons who are not affiliates, and who receive shares that are registered under this registration statement, will be able to resell those shares in the public market without restriction under the Securities Act. This registration statement will become effective immediately upon filing.

Prior to this offering, there has been no public market for our securities. Trading of the units is expected to commence following the completion of this offering. There can be no assurance that an active trading market will develop or continue after the completion of this offering or that the market price of the units will not decline below the initial public offering after the completion of this offering price. No prediction can be made as to the effect, if any, that future sales of shares of common stock, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of the common stock or ability to raise capital through a public offering of our equity securities.

UNDERWRITING

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Newbridge Securities Corporation is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of units offered in this offering set forth opposite their respective names below.

Number of
Name	Units

Newbridge Securities Corporation	_________
________
Total	_________

The underwriting agreement provides that the obligations of the underwriters to purchase the units offered hereby are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. The underwriters are severally committed to purchase all of the units being offered by us if any units are purchased. That commitment does not apply to the 165,000 units subject to the over-allotment option granted by us. A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Pricing of Securities

The underwriters propose to offer the units to the public at the public offering price set forth on the cover of this prospectus. That price should not be considered an indication of the actual value of our units and is subject to change as a result of market conditions and other factors. The underwriters may offer the units to securities dealers at the price to the public less a concession not in excess of $_____ per unit. Securities dealers may re-allow a concession not in excess of $[_____] per unit to other dealers. After the units are released for sale to the public, the underwriters may vary the offering price and other selling terms from time to time. No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units was negotiated between us and the representatives. Factors considered in determining the price of the units include:

•	the present state of our development and estimates of our business potential;

•	the history and prospects of companies whose principal business is similar to ours;

•	prior offerings of those companies;

•	our capital structure;

•	an assessment of our management and their experience;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.

Over-Allotment Option

We have granted to the underwriters an option, exercisable during the 45 day period commencing on the date of this prospectus, to purchase up to an aggregate of 165,000 additional units at the public offering price set forth on the cover page of this prospectus less the underwriting discounts for the sole purpose of covering over-allotments, if any. The underwriters may exercise that option if the underwriters sell more units than the total number set forth in the table above. If any units underlying the option are purchased, the underwriters will severally purchase units in approximately the same proportion as set forth in the table above.

Commissions and Discounts

The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us, assuming an offering price of $10.00 per unit. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

		Total
		Without	With
	Per Unit	Over-Allotment	Over-Allotment

Public offering price	$10.00	$11,000,000	$12,650,000
Underwriting discount	1.00	1,100,000	1,265,000
Non-accountable expense allowance(1)	0.30	330,000	330,000
Proceeds, before expenses, to us(2)	$8.70	$9,570,000	$11,055,000

(1)
Non-accountable expense allowance is not payable with respect to the units sold upon exercise of the underwriters’ over-allotment option. We have paid $15,000 to the representatives of the underwriters as an advance against the expense allowance, which will reduce the expense allowance payable at the closing of the offering.

(2)	We estimate that the total expenses of this offering excluding the underwriters discount and non- accountable expense allowance, will be approximately $500,000.

Purchase Option

We have agreed to sell to the representatives, for $100, options to purchase up to a total of 10% of the units sold in this offering. The units issuable upon exercise of these options are identical to those offered by this prospectus. These options are exercisable at an exercise price equal to 110% of the offering price per unit of the units in this offering commencing one year from the date of this prospectus and expiring five years from the date of this prospectus, and the warrants included in the units are exercisable at an exercise price equal to 100% of the exercise price of the warrants in the units in this offering commencing one year from the date of this prospectus and expiring five years from the date of this prospectus. The units and the warrants and shares of common stock underlying the units and warrant may not be sold, transferred, assigned, pledged or hypothecated for a period of one hundred eighty days from the effective date of the offering except to officers and partners of the representatives and members of the selling group and or their officers and partners. The options grant to holders demand and “piggy back” rights for a period of three years from the date of this prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the options. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the options may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

Regulatory Restrictions On Purchase Of Securities

Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the securities is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•
Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities, so long as stabilizing bids do not exceed a specified maximum.

•
Over-Allotments and Syndicate Coverage Transactions. The underwriters may create a short position in our securities by selling more of our securities than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representatives may engage in syndicate covering transactions by purchasing our securities in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over- allotment option.

•
Penalty Bids. The representatives may reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Stabilization and syndicate covering transactions may cause the price of the securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of the securities if it discourages resales of the securities.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of the securities. These transactions may occur in the over-the-counter market or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Terms

Our executive officers and directors have agreed with the underwriters to a lock-up of their common stock for a period of 18 months after the effective date of the registration statement of which this prospectus forms a part. In addition, stockholders holding 1,725,319 shares of common stock have agreed with the underwriters to a lock-up of their common stock for a period of 12 months after the effective date of the registration statement of which this prospectus forms a part. The holders of our 8% subordinated convertible debentures and related warrants have agreed with the underwriters to a lock-up of the shares underlying their warrants for a period of 180 days after the effective date of the registration statement of which this prospectus forms a part. The underwriters may, in their sole discretion, at any time without prior notice, release all or any portion of the securities from the restrictions in any such agreement.

We have also agreed that the representatives shall have a right of first refusal with respect to any corporate finance transaction or offering of our securities for a period of three years following the closing of this offering.

At the closing of this offering, we will enter into a consulting agreement retaining Newbridge Securities Corporation as financial consultants at $50,000 per year for a two-year period. The total amount under the consulting agreement will be paid upon the closing of this offering.

In 2005, we sold $1,512,000 of our 8% subordinated convertible debentures and related warrants from certain investors. Newbridge Securities Corporation acted as our selling agent and received cash commissions plus warrants to purchase 44,800 shares of our common stock.

Indemnification

We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, and to contribute to payments the underwriters may be required to make in respect of any such liabilities.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Articles of Incorporation and Code of Regulations limit the liability of officers and directors to the extent currently permitted by the Ohio Revised Code.

While indemnification for liabilities under the Securities Act of 1933 is permitted to our directors, officers, and controlling people, we have been advised that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than our payment of expenses incurred or paid by one of our directors, officers, or controlling people in a successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with our securities, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, ask a court of appropriate jurisdiction to decide whether or not such indemnification is against public policy as expressed in the Act. We will be governed by the final adjudication of the issue.

LEGAL MATTERS

Carlile Patchen & Murphy LLP, Columbus, Ohio has acted as our counsel in connection with this offering, including with respect to the validity of the issuance of the securities offered in this prospectus. Attorneys at Carlile Patchen & Murphy LLP beneficially own 11,000 shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cozen O’Connor.

EXPERTS

The consolidated financial statements of AdCare as of December 31, 2004 and 2003, included herein and elsewhere in this prospectus have been audited by Rachlin Cohen & Holtz LLP, an independent registered public accounting firm, for the periods and the extent set forth in their report appearing herein and elsewhere in the prospectus. The consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

REPORTS TO STOCKHOLDERS

AdCare Health Systems, Inc. is not currently a reporting company as defined by the Exchange Act, but will become a reporting company upon completion of this offering. Following completion of this offering, we will furnish our stockholders with annual reports containing audited financial information for each fiscal year and will file quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information with the Securities and Exchange Commission. Our fiscal year ends on December 31.

ADDITIONAL INFORMATION

We have filed a registration statement under the Securities Act with the SEC with respect to the units, shares of common stock, and warrants offered hereby. This prospectus does not contain all of the information set forth in the registration statement, its amendments, schedules, and exhibits as permitted by the rules and regulations of the Commission. For further information with respect to AdCare Health Systems, Inc. and the units, shares of common stock, and warrants, please see the registration statement and the exhibits thereto. The registration statement may be examined at, and copies of the registration statement may be obtained at prescribed rates from, the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information the public companies file electronically with the Commission. Additional information regarding the operation of the public reference room may be obtained by calling the SEC at 1-800-0330.

[Alternate Front Cover Page for Selling Shareholder Prospectus]

ADCARE HEALTH SYSTEMS, INC. ______________ Common Shares __________________________

This prospectus covers the selling shareholders’ resale of (1) up to _________ common shares they would receive upon conversion of debentures issued in our 2005 8% subordinated convertible debenture financing (“2005 financing”), (2) up to __________ common shares they may receive upon exercising warrants acquired in the 2005 financing, and (3) up to_____ common shares underlying warrants granted to the lead underwriter in our initial public offering. We will not receive any of the proceeds from the resale of the common shares by the selling shareholders, but we will receive the proceeds of their warrant exercises. The proceeds to the selling shareholders of their resale of common shares will depend on the market price at the time of sale.

Prior to our initial public offering, there has been no public market for our shares. We intend to apply for approval of the trading of our shares on the American Stock Exchange under the symbol “_________”

See “Risk Factors” beginning on page __ to read about risks that you should consider before buying our shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved  or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

__________________________

Public offering price	Market price, from time to time, in the market in which the shares are sold, a price related to the market price or a negotiated price.

Commission	Customary for the type of transaction involved.

Proceeds to selling shareholders	Market price, from time to time, a price related to the market price or negotiated price, net of customary commission for execution of the type of transaction.

Alternate Page for Selling Shareholder Prospectus]

TERMS OF OFFERING
Common shares presently outstanding	_______ shares, not including _______ shares described below (1)

Common shares issuable upon exercise of	_______ shares
selling shareholder warrants

Common shares to be outstanding	_______ shares, not including _______ shares described in note 1(b)
immediately after selling shareholder	and (d) below
offering

(1)
The number of common shares presently outstanding do not include (a) to (e) below, and the number of shares to be outstanding immediately after the selling shareholder offering do not include (c) and (e) below, as follows: (a) an estimated _______ common shares issuable upon the conversion of the debentures issued in our 2005 financing, (b) an estimated ______ common shares issuable upon the exercise of warrants issued in connection with our 2005 financing, (c) _____common shares reserved for issuance under our 2004 Stock Option Plan, of which options to purchase an aggregate of ______ common shares are expected to be outstanding as of the closing of our initial public offering, (d) ________ common shares issuable upon exercise of warrants issuable to designees of the lead underwriter in connection with our initial public offering, and (e) _______ common share issuable upon exercise of the underwriters’ over-allotment option.

Use of Proceeds	We will not receive any of the proceeds from the resale of the common shares by the selling shareholders, but we will receive the proceeds of their warrant exercises.

Proposed American Stock
Exchange Symbol _______	_______

Alternate Page for Selling Shareholder Prospectus (these pages replace the “Underwriting Section”)]

SELLING SHAREHOLDERS

The debentures issued in connection with our 2005 financing are convertible into units that are identical to the units sold in our initial public offering at a price of $____ per unit.. In addition, we issued warrants to purchase our common shares to (1) each of the participants in our 2005 financing, and (2) each of the designees of our placement agent in our 2005 financing, and, in connection with our initial public offering, we have agreed to sell units to the lead underwriter for a nominal price, all of whom we refer to as “selling shareholders.” See “Description of Capital Stock-Debentures-Warrants” and “Underwriting.” The warrants issued in our 2005 financing are exercisable for five years at an exercise price equal to $1.00 or 50% of our public offering price, whichever is less. We have agreed to register, and are registering, the selling shareholders’ resale of the common shares they may receive upon the conversion of the debentures and upon exercise of these warrants.

The lead underwriter’s option entitles the lead underwriter or its designees to purchase up to ___________ units until the fifth anniversary of the date of effectiveness or commencement of sales to the public in our initial public offering, at a per unit exercise price equal to $_____. The lead underwriter’s warrants may not be sold, assigned, transferred, pledged or hypothecated except to the officers or members of the underwriter and to members of the selling group and/or their officers or partners for a period of 180 days after the effective date of this initial public offering. We are registering the public resale of the shares issued or issuable upon exercise of the lead underwriter’s units and warrants.

We will not receive any of the proceeds from the sale of the common shares by the selling shareholders, but we will receive the proceeds of their warrant exercises.

The following table sets forth information regarding the beneficial ownership of our common shares by the selling shareholders, as if the selling shareholders could exercise their units or warrants and had exercised them, as of the closing date of our initial public offering, and as adjusted to reflect the resale of all of the common shares they can acquire upon exercise of their units or warrants.

	Shares Beneficially Owned At Closing of Initial Public Offering			Shares Beneficially Owned After Resale of Warrant Shares
	Number	Percent of Class (1)	Shares Being Offered	Number	Percent of Class(1)

Total

[Alternate Page for Selling Shareholder Prospectus]

PLAN OF DISTRIBUTION

The selling shareholders, or their pledges, donees, transferees or other successors in interest, may offer the shares covered by this prospectus to the public or otherwise from time to time. The registration of these shares does not necessarily mean that any of them will be offered or sold by the selling shareholders. The selling shareholders have informed us that any or all of the common shares covered by this prospectus may be sold to purchasers directly by the selling shareholders, or their pledges, donees, transferees or other successors in interest, or on their behalf through brokers, dealers or agents in private or market transactions, which may involve crosses or block transactions. In connection with any sales, the selling shareholders and any brokers, dealers or agents participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of common shares by them and any discounts, concessions or commissions received by any brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

The sales may be made, from time to time, on any stock exchange, in the over-the-counter market, in privately negotiated transactions or otherwise at prices prevailing in such market, at prices related to market prices or at negotiated or fixed prices. In effecting sales, the selling shareholders may engage brokers, dealers and agents, and they may arrange for other brokers, dealers or agents to participate. Brokers, dealers and agents will receive usual and customary commissions, concessions or discounts from the selling shareholders in amounts to be negotiate, and, if the broker, dealer or agent acts as agent for the purchaser of the common shares, from the purchaser.

Brokers, dealers or agents may agree with the selling shareholders to sell a specified number of common shares at a stipulated price per share, and, to the extent such broker, dealer or agent is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold common shares at the price required to fulfill the broker’s, dealer’s or agent’s commitment to the selling shareholder. Brokers, dealers or agents who acquire common shares as principal may resell those common shares from time to time in transactions, which may involve crosses and block transactions and which may involve sales to and through other brokers, dealers or agents, including transactions of the nature described above on any stock exchange, in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to market prices or at negotiated or fixed prices, and in connection with these resales may pay to or receive from the purchasers of common shares commissions, concessions or discounts as described above.

We are bearing all of the costs relating to the registration of the common shares. Any commissions, concessions, discounts, or other fees payable to a broker, dealer, agent or market makes in connection with any sale of common shares will be borne by the selling shareholder. We estimate that our total expenses of this offering and our initial public offering, other than such commissions, concessions, discounts or other fees, will be approximately $______. We will not receive any of the proceeds from the sale of common shares by the selling shareholders, but we will receive the proceeds of their warrant exercises. We have agreed to indemnify the selling shareholders or contribute to losses arising out of certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act. The selling shareholders have agreed to a similar indemnification of us.

Newbridge Securities Corporation, the lead underwriter in our initial public offering, was the placement agent in our 2005 financing. Newbridge Securities Corporation received for its services warrants and cash commissions.

[Alternate Page for Selling Shareholder Prospectus]

We have informed the selling shareholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to purchases and sales of common shares by the selling shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the common shares. We have also advised the selling shareholders that if a particular offer of common shares is to be made on terms constituting a material change from the information described in this “Plan of Distribution” section of the Prospectus, then, to the extent required, a prospectus supplement must be distributed setting forth such terms and related information as required.

Alternate Back Cover Page for Selling Shareholder Prospectus]

Through and including _______(25 days after the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotment or subscriptions.

		________Units
TABLE OF CONTENTS

Summary	1
Risk Factors	4	ADCARE HEALTH SYSTEMS, INC.
Dividend Policy	10
Special Note Regarding Forward
Looking Statements	11
Use of Proceeds	11
Capitalization	12
Dilution	12
Management’s Discussion and
Analysis of Financial Conditions	13	PROSPECTUS

Inflation	17
Critical Accounting Policies and
Use of Estimates	17
Recent accounting pronouncements	18
Business	20
Management	31
Executive Compensation	35
Description of Capital Stock	40
Shares Eligible for Future Sale	43
Underwriting	44
Limitations on Liability and
Indemnification of Officers and
Directors	47
Legal Matters	48	Newbridge Securities Corporation
Experts	48
Reports to Stockholders	48
Additional Information	48

You should rely only on the information containedin this prospectus. We have not authorized anyoneto provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date of the front cover of this prospectus only.

Through and including _______(25 days after the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotment or subscriptions.

		1,100,000 Units
TABLE OF CONTENTS

Summary	1
Risk Factors	4	ADCARE HEALTH SYSTEMS, INC.
Dividend Policy	10
Special Note Regarding Forward
Looking Statements	11
Use of Proceeds	11
Capitalization	12
Dilution	12
Management’s Discussion and
Analysis of Financial Conditions	13	PROSPECTUS

Inflation	17
Critical Accounting Policies and
Use of Estimates	17
Recent accounting pronouncements	18
Business	20
Management	31
Executive Compensation	35
Description of Capital Stock	40
Shares Eligible for Future Sale	43
Underwriting	44
Limitations on Liability and
Indemnification of Officers and
Directors	47
Legal Matters	48	Newbridge Securities Corporation
Experts	48
Reports to Stockholders	48
Additional Information	48

You should rely only on the information containedin this prospectus. We have not authorized anyoneto provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date of the front cover of this prospectus only.

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PAGE

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-1

CONSOLIDATED FINANCIAL STATEMENTS

Balance Sheets	F-2 - F-3

Statements of Operations	F-4

Statements of Changes in Owners’ Equity	F-5

Statements of Cash Flows	F-6 - F-7

Notes to Consolidated Financial Statements	F-8 - F-36

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders
AdCare Health Systems, Inc.
and Subsidiaries
Springfield, Ohio

We have audited the accompanying consolidated balance sheet of AdCare Health Systems, Inc. and Subsidiaries as of December 31, 2004, and the related consolidated statements of operations, owners’ equity and cash flows for each of the two years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AdCare Health Systems, Inc. and Subsidiaries as of December 31, 2004, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

RACHLIN COHEN & HOLTZ LLP

Fort Lauderdale, Florida
January 12, 2006

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2005	December 31, 2004
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents (includes restricted cash of $190,000)	$1,493,085	$1,453,213
Accounts receivable:
Long-term care resident receivables, net	2,008,104	1,244,484
Management, consulting and development receivables, net	188,333	136,079
Advances and receivables from affiliates	226	32,563
Assets of discontinued operations	5,611	5,563
Prepaid expenses and other	558,957	194,574
Total current assets	4,254,316	3,066,476

Restricted cash	389,008	359,493
Advances and receivables from officers	37,500	37,500
Property and equipment, net	13,083,047	13,171,683
Note receivable, net	712,435	712,436
Licenses, net	1,160,593	1,189,307
Goodwill	1,773,628	-
Assets of discontinued operations, net of current portion	1,500,977	1,500,939
Other assets	743,625	638,344

Total assets	$23,655,129	$20,676,178

See notes to consolidated financial statements.

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(CONTINUED)

	September 30, 2005	December 31, 2004
LIABILITIES AND STOCKHOLDERS' EQUITY	(Unaudited)
Current Liabilities:
Current portion of notes payable and other debt	$2,497,277	$391,055
Current portion of notes payable to stockholders	1,166,499	1,203,166
Accounts payable and accrued expenses	3,483,765	3,021,045
Liabilities of discontinued operations	34,442	38,137
Total current liabilities	7,181,983	4,653,403

Notes Payable and Other Debt, Net of Current Portion	13,433,508	12,717,552
Notes Payable to Stockholders, Net of Current Portion	153,968	153,968
Other Liabilities	41,350	62,346
Liabilities of Discontinued Operations	1,174,136	1,187,987
Minority Interest in Equity of Consolidated Entities	73,876	410,036
Total liabilities	22,058,821	19,185,292

Commitments and Contingencies

Owners' Equity:
Preferred stock, no par value; 500,000 shares authorized; no shares issued or outstanding
Common stock and additional paid-in capital, no par value; 14,500,000 shares authorized; 1,950,272 and 1,865,472 shares issued at September 30, 2005 and December 31, 2004, respectively	8,602,689	8,351,347
Members' deficiency	(211,092)	(149,141)
Accumulated deficit	(5,551,039)	(5,467,070)
	2,840,558	2,735,136
Treasury stock, 195,200 common shares at cost	(1,244,250)	(1,244,250)
Total owners' equity	1,596,308	1,490,886

Total liability and owners' equity	$23,655,129	$20,676,178

See notes to consolidated financial statements.

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003
	(Unaudited)
Revenues:
Patient care revenues	$15,145,837	$12,550,573	$16,941,719	$15,111,387
Management, consulting and development fee revenue	1,213,992	1,010,819	1,343,906	1,339,791
	16,359,829	13,561,392	18,285,625	16,451,178
Expenses:
Payroll and related payroll costs	10,154,770	8,558,438	11,248,792	10,269,664
Other operating expenses	4,796,085	4,142,911	5,519,405	4,708,830
Depreciation and amortization	574,904	522,836	698,482	686,395
Total expenses	15,525,759	13,224,185	17,466,679	15,664,889

Income from Continuing Operations	834,070	337,207	818,946	786,289
Other Income (Expense):
Interest income	4,059	2,021	5,700	35,875
Interest expense, others	(751,011)	(622,351)	(710,685)	(722,647)
Interest expense, related parties	(195,359)	(59,988)	(129,603)	(80,165)
Minority interest in earnings of consolidated entities	(66,660)	(24,890)	(51,932)	(57,996)
Other income (expense)	(15,351)	(10,600)	(7,638)	(45,000)
	(1,024,322)	(715,808)	(894,158)	(869,933)

Income (Loss) Before Discontinued Operations	(190,252)	(378,601)	(75,212)	(83,644)
Discontinued Operations:
Income (loss) from discontinued operations	44,332	(43,465)	(62,441)	98,311
Gain on disposal of operations	-	261,670	360,494	-
	44,332	218,205	298,053	98,311

Net Income (Loss)	(145,920)	(160,396)	222,841	14,667
Return to Members	(269,500)	-	-	-
Income Attributable to Common Stockholders	$(415,420)	$(160,396)	$222,841	$14,667

Net Income (Loss) Per Share, Basic:
Continuing operations	$(0.27)	$(0.24)	$(0.05)	$(0.05)
Discontinued operations	0.03	0.14	0.18	0.06
	$(0.24)	$(0.10)	$0.13	$0.01

Net Income (Loss) Per Share, Diluted:
Continuing operations	$(0.27)	$(0.24)	$(0.05)	$(0.05)
Discontinued operations	0.03	0.14	0.18	0.06
	$(0.24)	$(0.10)	$0.13	$0.01

Weighted Average Common Shares Outstanding,
Basic	1,717,381	1,604,625	1,651,036	1,557,119
Diluted	1,717,381	1,604,625	1,695,036	1,557,119

See notes to consolidated financial statements.

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN OWNER'S EQUITY

	Common Stock and Additional Paid-in Capital		Members'	Deferred	Accumulated	Treasury
	Shares	Amount	Deficiency	Compensation	Deficit	Stock	Total

Balance, December 31, 2002	1,786,072	$8,321,959	$(50,241)	$(36,667)	$(5,903,478)	$(1,331,750)	$999,823

Year Ended December 31, 2003:
Common stock warrants exercised	11,400	2,850	-	-	-	-	2,850
Common stock warrants issued for services	-	14,000	-	-	-	-	14,000
Acquisition of additional investment in subsidiary in excess of book value	-	(135,625)	-	-	-	-	(135,625)
Capital contribution by members	-	-	100,000	-	-	-	100,000
Treasury shares contributed to related party	-	-	-	-	-	(12,500)	(12,500)
Amortization of deferred compensation				36,667			36,667
Net income (loss)	-	-	(75,126)	-	89,793	-	14,667

Balance, December 31, 2003	1,797,472	8,203,184	(25,367)	-	(5,813,685)	(1,344,250)	1,019,882

Year Ended December 31, 2004:
Common stock warrants exercised	28,000	22,750	-	-	-	-	22,750
Common stock issued	40,000	100,100	-	-	-	-	100,100
Beneficial conversion on convertible debentures	-	102,520	-	-	-	-	102,520
Acquisition of additional investment in subsidiary in excess of book value	-	(84,687)	-	-	-	-	(84,687)
Warrants issued in connection with debt	-	7,480	-	-	-	-	7,480
Treasury shares sold to related party	-	-	-	-	-	100,000	100,000
Net income (loss)	-	-	(123,774)	-	346,615	-	222,841

Balance, December 31, 2004	1,865,472	8,351,347	(149,141)	-	(5,467,070)	(1,244,250)	1,490,886

Nine Months Ended September 30, 2005: (unaudited)
Common stock issued on conversion of debentures	84,800	106,000	-	-	-	-	106,000
Beneficial conversion on convertible debentures	-	37,280	-	-	-	-	37,280
Warrants issued in connection with debt	-	108,062	-	-	-	-	108,062
Net income (loss)	-	-	(61,951)	-	(83,969)	-	(145,920)

Balance, September 30, 2005 (unaudited)	1,950,272	$8,602,689	$(211,092)	$-	$(5,551,039)	$(1,244,250)	$1,596,308

See notes to consolidated financial statements.

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003
	(Unaudited)
Cash Flows from Operating Activities:
Net income (loss)	$(145,920)	$(160,396)	$222,841	$14,667
Adjustments to reconcile net income (loss) to net cash and cash equivalents provided by (used in) operating activities:
Depreciation and amortization	574,904	488,538	698,482	686,395
Stock compensation	-	-	-	36,667
Warrants issued for services	-	-	-	14,000
Gain on sale of assets	-	(251,555)	(251,555)	(231,561)
Minority interest	(66,660)	24,890	51,932	45,000
Discount on convertible debentures	118,612	-	36,667	-
Changes in certain assets and liabilities:
Accounts receivable	(501,602)	26,556	(106,123)	(851,541)
Prepaid expenses and other	(306,082)	(105,785)	(56,187)	(70,082)
Other assets	(104,924)	(74,598)	(249,958)	(62,654)
Accounts payable and accrued expenses	317,926	(78,446)	144,012	683,587
Other liabilities	(9,362)	176,510	(4,737)	210,846
Total adjustments	22,812	206,110	262,533	460,657
Net cash and cash equivalents provided by (used in) operating activities	(123,108)	45,714	485,374	475,324

Cash Flows from Investing Activities:
Proceeds from sale of property and equipment	-	519,000	519,000	292,632
Repayments received on notes receivable	-	49,279	74,060	4,020
(Increase) decrease in restricted cash	(29,515)	(202,955)	(42,138)	34,996
Receipts on advances and receivables from affiliates	-	-	-	20,000
Purchase of business assets	(1,550,000)	-	-	-
Purchases of property and equipment	(430,445)	(605,871)	(683,050)	(1,137,623)

Net cash and cash equivalents used in investing activities	(2,009,960)	(240,547)	(132,128)	(785,975)

See notes to consolidated financial statements.

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Continued)

YEARS ENDED DECEMBER 31, 2004 AND 2003

	Nine-Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003
	(Unaudited)
Cash Flows from Financing Activities:
Proceeds from notes payable	2,730,574	965,279	1,195,276	832,211
Proceeds from issuance of common stock	-	120,850	122,850	2,850
Capital contributions	-	-	-	100,000
Additional purchase from minority interest	-	(109,412)	(109,542)	(138,325)
Distributions to minority owners	(269,500)	-	-	-
Treasury shares sold to related party	-	100,000	100,000	-
Proceeds from notes payable to stockholder	40,000	-	110,000	-
Repayment on notes payable to stockholder	(50,000)	(70,501)	(75,501)	-
Repayment on notes payable	(278,133)	(1,489,582)	(1,713,949)	(749,213)

Net cash and cash equivalents provided by (used in) financing activities	2,172,941	(483,366)	(370,866)	47,523

Net Increase (Decrease) in Cash and Cash Equivalents	39,873	(678,199)	(17,620)	(263,128)

Cash and Cash Equivalents, Beginning	1,453,213	1,470,833	1,470,833	1,733,961

Cash and Cash Equivalents, Ending	$1,493,086	$792,634	$1,453,213	$1,470,833

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
Interest	$978,999	$677,800	$852,612	$826,981

Supplemental Disclosures of Non-Cash Investing and
Financing Activities
Sale of assets in exchange for note receivable	$-	$1,575,000	$1,575,000	$-
Purchase of business assets in exchange for debt	$450,000	$-	$-	$-

Bridge loans and accrued interest converted to common stock	$106,000	$-	$-	$-

See notes to consolidated financial statements.

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 1.  DESCRIPTION OF BUSINESS

AdCare Health Systems, Inc. and Subsidiaries (“AdCare” or “the Company”), formerly Passport Retirement, Inc., is a developer, owner and manager of retirement communities, assisted living facilities, nursing homes, and home health care services in the state of Ohio. The Company manages fifteen facilities, comprised of six skilled nursing centers, seven assisted living residences and two independent living/senior housing facilities, totaling over 800 beds. The Company also acquired an established home health care business in 2005 and provides consulting and management services to various long-term care providers.

During December 1995, AdCare entered into a joint venture agreement with a hospital to build assisted-living facilities in Ohio. AdCare subsequently formed Hearth & Home of Ohio, Inc. (Hearth & Home) to hold AdCare’s 50% interest in this joint venture. Hearth & Home and the hospital then formed Community’s Hearth & Home, Ltd. (Community’s Hearth & Home), a limited liability company. This joint venture currently operates three Hearth & Home assisted-living facilities.

MedCenter’s Hearth & Home, Ltd. (MedCenter), a limited liability company, is a wholly-owned subsidiary of Hearth & Home of Ohio, Inc. Effective July 1, 2001, AdCare purchased the remaining 50% interest. Operations for this project were discontinued in 2003 as further disclosed herein.

In 1999, AdCare formed Hearth & Care of Greenfield, LLC (Greenfield), which owns and operates a 50-bed nursing facility. Greenfield is a wholly-owned subsidiary of AdCare.

In 1999, AdCare formed Hearth & Home of Van Wert LLC (Van Wart), which owns and operates an assisted living facility. AdCare holds a 48.5% interest in Van Wert as of December 31, 2004. AdCare has agreed to offer to purchase the remaining 51.5% interests in VanWert on or before October 3, 2008 at a purchase price to be calculated as set forth in the agreement.

In 2001, AdCare formed Hearth & Home of Vandalia, Inc. (Vandalia), which owns and operates an assisted-living facility. AdCare holds a 50% interest in Vandalia.

In 2001, Senior Properties Investments, LLC (“SPI”) was organized as a limited liability company for the purpose of acquiring interests in senior properties. The initial Members of SPI funded their investment with the contribution of 90,000 (post reverse split shares) shares of Common Stock of AdCare, Inc. SPI currently has ten Members, all of whom are stockholders of AdCare. SPI holds the remaining 50% interest in Vandalia, noted above. In December 2005, SPI sold 50,000 shares of AdCare common stock to a member, pursuant to an agreement, for $125,000. On December 9, 2005, the Company issued 191,000 shares of AdCare common stock to the ten members of SPI in exchange for all ownership interests and in full settlement of certain debt obligations to those members totaling $432,000. Effective December 31, 2005, SPI will be merged into AdCare.

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 1.  DESCRIPTION OF BUSINESS (Continued)

In 2002, AdCare formed The Pavilion Care Center, LLC (The Pavilion), which owns and operates a 62-bed nursing facility. The Pavilion is a wholly-owned subsidiary of Hearth & Home of Ohio, Inc.

In March 2003, AdCare Health Systems entered into a lease agreement with Covington Realty, LLC (Covington) to lease the Covington Care Center nursing home.

In January 2005, AdCare acquired Assured Health Care, Inc. (Assured), which is a home healthcare agency (see Note 17).

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Capitalization

Passport Retirement, Inc. was incorporated in the state of Ohio on August 14, 1991. On September 28, 1995 in connection with the acquisition of AdCare Health Systems, the Company amended its Articles of Incorporation to change its name to AdCare Health Systems, Inc. On January 11, 2006, the Articles of Incorporation as previously amended, were amended to authorize a reverse stock split whereby the total number of shares outstanding as of December 9, 2005, shall be reduced by a ratio of 0.40 shares for each share currently outstanding. The reverse stock split has been retroactively reflected in these consolidated financial statements to the beginning of all periods presented.

The Company has authorized 14,500,000 common shares, no par value and 500,000 shares of Serial Preferred. The Serial Preferred may be issued as authorized by the Board of Directors, with rights and privileges to be established at that time.

Principles of Consolidation

The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States. These statements include the accounts of AdCare and its controlled subsidiaries. All inter-company accounts and transactions were eliminated in the consolidation.

Arrangements with other business enterprises are evaluated, and those in which AdCare is determined to have controlling financial interest are consolidated. In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities (FIN 46),” and amended it by issuing FIN 46R in December 2003. FIN 46R addresses  the  consolidation of business enterprises to which the

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Principles of Consolidation (Continued)

usual condition of consolidation (ownership of a majority voting interest) does not apply. This interpretation focuses on controlling financial interests that may be achieved through arrangements that do not involve voting interests. It concludes that, in absences of clear control through voting interests, a company’s exposure (variable interest) to the economic risks and potential rewards from the variable interest entity’s assets and activities are the best evidence of control. If an enterprise holds a majority of the variable interests of an entity, it would be considered the primary beneficiary. The primary beneficiary is required to consolidate the assets, liabilities and results of operations of the variable interest entity in its financial statements.

AdCare has evaluated its relationship with the following entities: Hearth & Home of Vandalia, Inc., Hearth & Home of Van Wert, LLC, and Community’s Hearth & Home, Ltd., and has determined that these entities are variable interest entities and that AdCare holds variable interests in these entities. Furthermore, the Company determined that it is the primary beneficiary of these variable interests and that the entities are required to be consolidated in accordance with FIN 46R. See Note 1, Description of Business, for a description of these arrangements.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported results of operations during the reporting period. Actual results could differ materially from those estimates.

Statement of Cash Flows

For the purposes of reporting cash flows, the Company considers all short-term investments with original maturities less than three months, which are readily convertible into cash, to be cash equivalents.

Receivables and Revenues

Accounts receivable and revenues for the Company are recorded in the month that services are provided. For private patients, accounts receivable with invoice dates greater than 30 days are considered delinquent but are not charged interest.

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Receivables and Revenues (Continued)

The Company provides services to certain patients under contractual arrangements with the Medicare and Medicaid programs. Amounts paid under these contractual arrangements are subject to review and final determination by the appropriate government authority or its agent. In the opinion of management, adequate provision was made in the consolidated financial statements for any adjustments resulting from the respective government authorities’ review.

Contractual adjustments for the Medicare and Medicaid programs are recognized in the month that the related revenues are recorded. These contractual adjustments represent the difference between established rates and the amounts estimated to be reimbursable by Medicare and Medicaid. Differences between these estimates and amounts subsequently determined are recorded as additions to or deductions from contractual adjustments in the period such determination is made. Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates could change by a material amount in the near term.

Potentially uncollectible patient accounts are provided for on the allowance method based on management’s evaluation of outstanding accounts receivable at year-end. At September 30, 2005 and December 31, 2004, management recorded an allowance for uncollectible accounts estimated at approximately $108,000 and $86,000. Management periodically reviews specific long-term accounts receivable and assesses the likelihood of collection. If collection is remote, then management will write off the account at that time.

Management, Consulting and Development Fee Receivables and Revenue

Management, consulting and development fee receivables and revenue are recorded in the month that services are provided. Services provided to unrelated parties are charged interest on past due amounts at rates ranging from 8% to 12%. At September 30, 2005 and December 31, 2004, management recorded an allowance for uncollectible accounts estimated at approximately $21,000.

Property and Equipment

Property and equipment are stated at cost. Expenditures for major improvements are capitalized. Depreciation commences when the assets are placed in service. Maintenance and repairs, which do not improve or extend the life of the respective assets, are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation is recorded on a straight-line basis over the estimated useful lives of the respective assets.

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Licenses

The Company has capitalized the cost of acquiring certificates of need in connection with the acquisitions of The Pavilion and Greenfield. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), the Company stopped amortizing these costs on January 1, 2003 relating to obtaining certificates of need from the Ohio Department of Health. The fair value of the certificates of need at September 30, 2005 and December 31, 2004 exceeded the carrying amount, therefore, no impairment loss was recognized. The fair value of the certificates of need was estimated using the present value of future cash flows. At September 30, 2005 and December 31, 2004, the total carrying amount of the certificates of need were approximately $1,200,000. The certificates of need are tested for impairment in December of each year.

Incentive Stock Option Plan

At September 30, 2005 and December 31, 2004, the Company has an incentive stock option plan available to officers, directors, and employees of the Company. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of FASB Statement No, 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation.

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003
	(Unaudited)	(Unaudited)
Net income (loss), as reported	$(145,920)	$(160,396)	$222,841	$14,667

Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(10,234)	(14,868)	(14,868)	-

Pro forma net income (loss)	$(156,154)	$(175,264)	$207,973	$14,667

Net income (loss) per share as previously presented	$(0.24)	$(0.10)	$0.13	$0.01

Pro forma net income (loss) per share, basic and diluted	$(0.25)	$(0.11)	$0.13	$0.01

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

The Company and its subsidiaries file a consolidated federal income tax return. The provision for income taxes included in the accompanying consolidated statements of income was computed by applying statutory rates to income before income taxes. Income taxes are allocated to each company based on earnings of each company.

Deferred income taxes are recognized for the tax consequences in future years of temporary differences between the financial reporting and tax basis of assets and liabilities of each period-end based on enacted tax laws and statutory tax rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense represents the taxes currently payable and the net change during the period in deferred tax assets and liabilities.

Segments

The Company operates in one segment, long-term care, a subset of the healthcare industry.

Concentrations of Credit Risk

Financial instruments which potentially expose AdCare to concentrations of credit risk consist primarily of cash and cash equivalents and notes and accounts receivable.

Cash and Cash Equivalents

The Company maintains its cash and cash equivalents with financial institutions. From time to time, these balances exceed the federally insured limits. These balances are maintained with high quality financial institutions which management believes limits the risk. At December 31, 2004, approximately $1,134,000 and at September 30, 2005, approximately $881,000 was in excess of the federal depository insurance coverage limit.

Notes and Accounts Receivable

Notes and accounts receivables are recorded at net realizable value. The Company records interest income on interest-bearing loans using an appropriate rate of interest over the life of the loan.

Interest income accruals are suspended for interest-bearing loans receivable that are in default during the period of time that collectibility is uncertain. Payments received on non-accrual loans are first applied against any accrued interest balance outstanding. Once collectibility is considered to be certain, interest income accruals are resumed.

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentrations of Credit Risk (Continued)

Notes and Accounts Receivable (Continued)

The Company performs ongoing evaluations of its residents and significant third party payors with which they contract, generally not requiring collateral. Management believes that credit risk with respect to accounts receivable is limited based on the stature and diversity of the third party payors with which they contract. The Company maintains an allowance for doubtful accounts which management believes is sufficient to cover potential losses.

Delinquent notes and account receivables are charged against the allowance for doubtful accounts once uncollectibility has been determined. Notes and accounts receivables are considered to be past due and placed on delinquent status based on contractual terms, as well as how frequently payments are received, on an individual account basis.

Restricted Cash

	September 30,	December 31,
	2005	2004
	(Unaudited)
Escrow deposits	$203,798	$168,405
Repair escrow	100,650	100,650
Reserve for replacement	84,560	90,438
	$389,008	$359,493

The Regulatory Agreement established with the financing secured through the Department of Housing and Urban Development (HUD) for The Pavilion and Vandalia require monthly escrow deposits for taxes, insurance and replacement of project assets. The Pavilion and Vandalia also agreed to Fair Housing Administration (FHA) restrictions as to rental charges, operation policies and expenditures, and distributions to its member.

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purpose of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life will be tested for impairment in accordance with the guidance in SFAS 142. The principal effect of the adoption of SFAS 142 was to eliminate amortization of the Company’s indefinite lived intangibles.

Impairment of Long-Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standard (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Advertising

Advertising costs are expensed as incurred. Advertising costs for the years ended December 31, 2004 and 2003 and for the nine months ended September 30, 2005 and 2004 were not material.

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

The respective carrying value of certain on-balance sheet financial instruments approximated their fair value. These instruments include cash and cash equivalents, accounts receivable, notes and loans receivable, notes and loans payable, lines of credit, accounts payable, and accrued expenses. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximate fair values, they are receivables or payable on demand, or the interest rates earned and/or paid approximate current market rates.

Earnings per Share

Financial Accounting Standards Board Statement No. 128, “Earnings Per Share” (SFAS 128) requires the presentation of basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities and is computed using the weighted average number of common shares outstanding. Earnings available to common stockholders includes distributions to Members in a manner similar to the treatment of dividends to preferred stockholders. Diluted earnings per share reflects the potential dilution if securities or other contracts to issue common units were exercised or converted into common units. The 8% senior secured convertible debentures and outstanding warrants discussed in Note 8 could potentially dilute earnings per share in the future, but were not included in diluted income (loss) per share calculation since they would be anti-dilutive for the periods presented.

Recent Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, “Accounting for Changes and Error Corrections, a Replacement of APB Opinion No. 20 and FASB Statement No. 3” SFAS 154 applies to all voluntary changes in accounting principle and requires retrospective application to prior periods’ financial statements of changes in accounting principle. This statement also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS 154 carries forward without change the guidance contained in Opinion No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of this standard to have a material impact on its financial condition, results of operations, or liquidity.

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In March 2005, the Financial Accounting Standards Board issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an Interpretation of FASB Statement No. 143.” This Interpretation clarifies that the term conditional asset retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. This Interpretation is effective no later than the end of fiscal years ending after December 15, 2005. The Company does not expect the adoption of this standard to have a material impact on its financial condition, results of operations, or liquidity.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment.” SFAS No. 123(R) is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Statement No. 123(R) will require the fair value of all stock based awards issued to employees to be recorded as an expense over the related vesting period. The statement also requires the recognition of compensation expense for the fair value of any unvested stock based awards outstanding at the date of adoption. This statement becomes effective the beginning of the first interim or annual reporting period that begins after December 15, 2005. We are currently evaluating the impact on our results from adopting SFAS No. 123(R).

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets, an Amendment of APB Opinion No. 29.” SFAS No. 153 requires exchanges of productive assets to be accounted for at fair value, rather than at carryover basis, unless (1) neither the asset received nor the asset surrendered has a fair value that is determinable within reasonable limits or (2) the transactions lack commercial substance. This Statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect the adoption of this standard to have a material impact on its financial condition, results of operations, or liquidity.

Unaudited Interim Financial Information

The financial information as of and with respect to all period subsequent to December 31, 2004 is unaudited. However, in the opinion of management, such information includes all normal and recurring adjustments necessary for a fair presentation of results for the interim periods. Operating results for the interim periods presented are not necessarily indicative of results that may be expected for the year ending December 31, 2005.

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 3. DISCONTINUED OPERATIONS

The Company discontinued the operations of MedCenter during 2003 and formed a plan to sell the property. In January 2004, the land, building and majority of the equipment were sold pursuant to a five-year land contract. The land contract calls for title to transfer to the purchaser once all terms and conditions have been met, including payment of all amounts owed. The sales price was $1,600,000 resulting in a gain of approximately $586,000 net of closing costs. The original terms of the land contract require interest to be paid monthly at 8% on the outstanding balance. During 2004, principal payments of approximately $100,000 were made to AdCare. Principal payments of $25,000 were to be due to AdCare on January 2006, 2007, 2008 and the remaining principal in January 2009. At certain times under certain conditions, the purchaser has the right to vacate the property with no further obligation to the Company. As of July 1, 2005, the land contract was amended to reduce the annual rate of interest to 4.8% paid in monthly installments of $6,000 beginning July 1, 2005, and continuing for 12 consecutive months. Monthly installments of interest after July 1, 2006, are subject to negotiation and the remaining unpaid principal balance shall be due and payable no later than December 31, 2008 unless the purchaser elects to vacate the property. The deferred gain on the sale is being recognized ratably over the term of the land contract as principal payments are received.

The property is encumbered by a mortgage note payable to a financial institution in the original amount of $1,200,000, which was executed on March 12, 1999. The mortgage bears interest indexed to the weekly average five year yield U.S. Treasury Securities plus 2.375% per annum (6.56% at September 30, 2005 and 6.01% at December 31, 2004) with monthly principal and interest payments of approximately $4,848. The mortgage note matures on March 12, 2024. The Company is required to pay the outstanding balance on the loan when the land contract note receivable is paid in full. The outstanding principal balance was $642,357 as of September 30, 2005 and $662,157 at December 31, 2004.

Maturities on the note payable for each of the next five years are as follows:

2006	$16,196
2007	20,556
2008	21,850
2009	23,227
2010	24,690
Thereafter	535,838
$642,357

A second parcel of land owned by MedCenter was also sold in 2004 for cash proceeds of $495,000 resulting in a gain of approximately $234,000, net of closing costs.

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 3. DISCONTINUED OPERATIONS (Continued)

The results of the discontinued operations, as presented in the accompanying consolidated statements of operations, are as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003
	(Unaudited)	(Unaudited)
Revenue	$-	$-	$-	$405,937
Income (Loss) from Operations	$44,332	$(43,465)	$(62,441)	$98,311
Gain on Disposal	$-	$261,670	$360,494	$-

The remaining assets and liabilities of discontinued operations, as presented in the accompanying consolidated balance sheets, are as follows:

	September 30,	December 31,
	2005	2004
	(Unaudited)
Cash	$5,611	$5,563

Note receivable	1,500,977	1,500,939
Total assets	$1,506,588	$1,506,502

Accrued expenses	$18,246	$14,339
Current portion of mortgage payable	16,196	23,798
Current liabilities	34,442	38,137

Mortgage payable	624,508	638,359
Deferred gain on sale	549,628	549,628
Total liabilities	$1,208,578	$1,226,124

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 4. PROPERTY AND EQUIPMENT

	Estimated Useful Lives (Years)	Nine Months Ended September 30, 2005	December 31, 2004
		(Unaudited)
Buildings and improvements	5 to 40	$11,441,873	$11,405,139
Equipment	2-10	1,551,496	1,446,913
Land	-	2,498,066	2,497,244
Furniture and fixtures	2-5	526,038	499,771
Vehicles	5-10	193,210	185,687
Construction in process	-	259,802	74,373
		16,470,485	16,109,127
Less: accumulated depreciation		3,387,438	2,937,444
		$13,083,047	$13,171,683

Depreciation expense was approximately $546,000 for the nine months ended September 30, 2005 and $627,000 and $664,000 for the years ended December 31, 2004 and 2003, respectively.

NOTE 5. NOTE RECEIVABLE

In connection with the transfer of the Company’s interest in an independent living facility, the Company received an unsecured promissory note in the amount of $1,425,000. The promissory note earns interest at 10%. Principal payments were to be made as defined with the remaining balance to be paid December 31, 2004. At December 31, 2004, the outstanding principal balance was $1,389,936. The Company granted an extension of the due date to December 31, 2005.

In October, 2005, the terms of the promissory note were retroactively amended. The terms, as amended, call for interest at 10%, and a lump sum payment of the outstanding principal and accrued interest on December 31, 2006, maturity date. The promissory note is personally guaranteed by the owner of the facility.

On January 1, 1999, the Company discontinued accruing interest due to uncertainty of collectibility. In addition, the Company began evaluating the promissory note for collectibility.

As of both September 30, 2005 and December 31, 2004, the outstanding balance of the note receivable is comprised of the following:

Principal	$1,389,936
Accrued interest	142,500
1,532,436
Allowance for collectibility	(820,000)
$712,436

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 6. NOTES PAYABLE AND OTHER DEBT

	Nine Months Ended September 30, 2005	December 31, 2004
	(Unaudited)
Promissory note payable to a financial institution in the original principal amount of $96,000 executed on June 18, 2004. The note bears interest indexed to the Wall Street Journal Prime Rate plus 1.50% per annum (8.25% at September 30, 2005 and 6.75% at December 31, 2004) with monthly principal and interest payments of approximately $1,138. The note matures on June 1, 2013. The note is secured by a $150,000 open-end mortgage and an interest in all inventory, equipment, accounts and general intangibles. The note is personally guaranteed by certain stockholders.	$85,817	$91,784

Promissory note payable to a financial institution in the original principal amount of $190,000 executed on July 23, 2004. The note bears interest at the rate of 4.13% per annum and is due and payable monthly. The note is due on demand. The note is secured by a certificate of deposit in the amount of approximately $190,000.	190,000	190,000

Promissory note payable to a financial institution in the original principal amount of $300,000 executed June 30, 2003. The note bears interest indexed to the Federal Home Loan Bank of Cincinnati 5 year Advance Rate plus 3.375% (7.98% at September 30, 2005 and 7.54% at December 31, 2004), with monthly principal and interest payments of approximately $3,384. The note matures on June 1, 2013. The note is secured by real property located in Clark County, State of Ohio. The promissory note payable is personally guaranteed by officers of the Company.	253,035	271,043

Note payable in the original principal amount of $119,997 to the former owners of The Pavilion. The principal and interest of the note are deferred and shall be payable as the income and cash flow of The Pavilion permits. The note is presented as current in the accompanying consolidated balance sheet.	77,396	119,997

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 6. NOTES PAYABLE AND OTHER DEBT (Continued)

	Nine Months Ended September 30, 2005	December 31, 2004
	(Unaudited)
Open-end mortgage note payable for a maximum amount of indebtedness of $1,412,000 on July 23, 2004. The note bears interest indexed to the Wall Street Journal Prime Rate plus 1.00% (7.75 at September 30, 2005 and 6.25% at December 31, 2004) with monthly payments of interest only during the construction phase. The note matures on March 1, 2030. The note is secured by inventory, accounts, equipment, general intangibles and fixtures, and land. The note is subject to various financial and restrictive covenants.	784,287	654,279

Promissory note payable to a financial institution in the original principal amount of $2,041,000, executed on December 22, 2003. The note bears interest indexed to the Wall Street Journal Prime Rate plus 1.00% per annum (7.75% at September 30, 2005 and 6.25% at December 31, 2004) with monthly principal and interest payments of approximately $11,590. The note matures on January 1, 2026. The note is secured by inventory, accounts, equipment, general intangibles and fixtures. The note is subject to various financial and restrictive covenants.	1,995,243	2,013,464

Adjustable rate demand taxable notes, series 2002 Bonds in the original principal amount of $4,200,000 executed in December 2002. The note bears interest indexed to the LIBOR rate (3.94% at September 30, 2005 and 2.52% at December 31, 2004), which at the option of the Company, upon certain conditions, the interest rate may be converted on one or more occasions to a Weekly Interest Rate, a One Month Interest Rate, a One Year Interest Rate, a Five Year Interest Rate unless or until converted to a Fixed Interest Rate for the remaining term of the bonds. The note matures in December 2022. The bonds are secured by real property and a $4,200,000 letter of credit with a bank.
	3,758,593	3,857,100

Mortgage note payable insured by HUD to a financial institution in the original principal amount of $3,721,500 executed on February 17, 2000. The note bears interest at the rate of 8.50% per annum with monthly principal and interest payments of approximately $27,309. The note matures on May 1, 2041. The note has various restrictive covenants imposed by HUD.	3,667,477	3,679,052

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 6. NOTES PAYABLE AND OTHER DEBT (Continued)

	Nine Months Ended September 30, 2005	December 31, 2004
	(Unaudited)
Mortgage note payable insured by HUD to a financial institution in the original principal amount of $2,295,000 executed on May 2, 2002. The note bears interest at the rate of 7.05% per annum with monthly principal and interest payments of approximately $17,862. The note matures on June 1, 2022. The note is subject to various covenants and is collateralized by real estate and rental income.	2,098,198	2,151,803

Convertible debentures, with interest payable quarterly at 8%, and with principal on the debentures payable on the earlier of (a) the closing of the proposed public offering or (b) on the one-year anniversary of the date the debenture is issued (September 30, 2006), and (ii) a five-year warrant to purchase 10,000 shares of common stock, at an exercise price equal to the lesser of $1.00 per share or 50% of the public offering price per share; provided that until such time as the public offering is completed, the exercise price shall be the lesser of (x) one dollar per share, or (y) 50% of the price at which the Company sells any shares of common stock, grants options to purchase any shares of common stock, grants any warrants to purchase common stock, issues securities convertible into shares of common stock, or enters into any agreements to do any of the same.
	1,242,000	-

On January 26, 2005, AdCare issued a promissory note to the major stockholder of Assured Home Health, Inc. The face value of the note is $450,000 and accrues interest only during 2005 which adds to the note balance. The note then bears interest at 5% and is payable in 36 monthly payments of $14,161 beginning February 2006 and maturing February 2009.	469,476	-

Note payable to a financial institution executed on January 26, 2005. The note bears interest at prime plus 1.5%. The note matures in February 2011. The note is personally guaranteed by certain officers of the Company.	1,150,000	-

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 6. NOTES PAYABLE AND OTHER DEBT (Continued)

	Nine Months Ended September 30, 2005	December 31, 2004
	(Unaudited)

Note payable to an unrelated third party executed on June 1, 2005. The note bears interest at prime plus 1.0%. The note matures in March 2008. The note is unsecured.	100,000	-

Other	117,326	80,085
	15,988,848	13,108,607

Less unamortized discount	58,063	-
Less current portion of long term debt	2,497,277	391,055
Total long-term debt	$13,433,508	$12,717,552

Maturities on the Company’s debt obligations for each of the next five years are as follows ending September 30:

2006	$2,497,277
2007	712,215
2008	734,860
2009	612,689
2010	578,949
Thereafter	10,852,858
$15,988,848

NOTE 7. NOTES PAYABLE – STOCKHOLDERS

	Nine Months Ended September 30, 2005	December 31, 2004
	(Unaudited)
Promissory note payable to a stockholder in the original principal amount of $800,000 executed on June 2, 1999. The note bears interest at the rate of 12% per annum and requires interest only payments due monthly. The note is due on demand. The note is secured by 150,000 common shares of AdCare owned by one stockholder.	$450,000	$450,000

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 7. NOTES PAYABLE – STOCKHOLDERS (Continued)

Nine Months Ended September 30, 2005	December 31, 2004
(Unaudited)
Subordinated convertible notes payable to stockholders in the original principal amount of $110,000 executed on October 31, 2004 and $40,000 executed on February 18, 2005. The notes bear interest at 2% per month and matured on May 1, 2005. In the event the debt was not paid in full, the debt holder had the option to convert the unpaid principal and accrued interest balance into common stock at $0.50 per share or to extend the note until November 1, 2006, at a reduced interest rate of 12% per annum. In addition, the debt holders received warrants to purchase one share of common stock (pre reverse split) in AdCare for each $1.00 loaned. The warrants expire October 31, 2009. (See details of beneficial conversion feature and warrants at Note 8). As of September 30, 2005, $50,000 was repaid and $106,000 was converted into 84,800 shares of common stock, which included accrued interest of $6,000.
-	110,000

Subordinated convertible debentures in the original principal amount of $600,000 to certain stockholders of AdCare throughout 1996. The debentures bear interest at a rate of 9% per annum commencing in September 1996 and were convertible, at the option of the holder, into proportionate shares of common stock of AdCare at an exercise price of $3.00 per share. The debentures are redeemable by AdCare at a redemption price of 110% of the outstanding principal and accrued interest.  Interest is due and payable annually and the principal payment is due at maturity, December 31, 2005. Debt holders representing approximately $160,000 have agreed to extend for one year. The remaining balance will be repaid January 31, 2006.
284,500	284,500

Subordinated debentures in the original principal amount of $229,468 to certain stockholders in January 2004. The notes bear interest at a rate of 8% per annum. The notes are redeemable by AdCare without premium or penalty, as a whole or from time to time in part, at any time, upon not less than sixty (60) nor more than ninety (90) days written notice for the outstanding principal balance. Interest is due and payable annually and the principal payment is due at maturity, December 31, 2006. In addition, the debt holders received warrants to purchase one share of common stock in AdCare for each $1.00 loaned. The warrants expire on December 31, 2006. (See details of warrants at Note 8).
153,968	153,968

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 7. NOTES PAYABLE – STOCKHOLDERS (Continued)

	Nine Months Ended September 30, 2005	December 31, 2004
	(Unaudited)
Loans payable to members, unsecured, non-interest bearing and due on demand.	432,000	432,000
	1,320,468	1,430,468
Less unamortized discount	-	73,334
	1,320,468	1,357,134
Less current portion of notes payable – stockholders	1,166,500	1,203,166
Long-term notes payable – stockholders	$153,968	$153,968

NOTE 8. CONVERTIBLE DEBENTURES

During 2004 and 2005, the Company entered into Subordinated Convertible Notes Payable (the “Convertible Notes Payable”) with stockholders in the aggregate principal amount of $110,000 during 2004 and $40,000 during 2005 (See Note 7 for details). In the event the principal was not paid in full on or before May 1, 2005, the holders had the option to convert the unpaid principal and accrued interest balance into shares of Common Stock of AdCare at a price of $.50 per share on May 1, 2005. In addition, the holders of the Convertible Notes Payable were issued an aggregate of 60,000 warrants to purchase Common Stock of AdCare at a price of $2.50 per share. The warrants are exercisable at any time on or before October 31, 2009. The exercise price of the warrants is subject to adjustment upon the occurrence of certain events. An allocation of the proceeds received from the issuance of the Convertible Notes Payable was made between the debt instrument and the warrants by determining the pro rata share of the proceeds for each by comparing the fair value of each security issued to the total fair value. The fair value of the warrants was determined using the Black-Scholes model. The fair value of the Convertible Notes Payable was determined by measuring the fair value of the common shares on an “as-converted” basis. As a result, approximately $8,000 was allocated to the warrants and recorded as a discount on the debt issued and additional paid in capital. The value of the beneficial conversion feature of the Convertible Notes Payable was calculated as the difference between fair value of the underlying common shares of the Convertible Notes Payable on the date of issuance and the effective conversion price. This resulted in a beneficial conversion discount of approximately $102,000, which is amortized to interest expense over the period to the security’s earliest conversion (May 1, 2005). The total discount amortized to interest expense in connection with the allocation of the beneficial conversion and the common stock warrants was approximately $37,000 for the year ended December 31, 2004 and $73,000 for the nine months ended September 30, 2005. The Company had 44,000 and 60,000 Warrants outstanding at December 31, 2004 and September 30, 2005, respectively.

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 8. CONVERTIBLE DEBENTURES (Continued)

During 2005, the Company offered 8% Senior Secured Convertible Debentures (“Convertible Debentures”) in the principal amount of $54,000 per unit, resulting in aggregate gross proceeds of $1,242,000 at September 30, 2005 (see Note 6 for details). The Convertible Debentures shall have a one-time demand registration right six months from the issuance of the Convertible Debenture into shares of Common Stock of AdCare at the lesser of: (i) $5.00 per share or (ii) 80% of the price at which the Company sells any shares of Common Stock, grant options to purchase any shares of Common Stock, grants any warrants to purchase Common Stock, issues securities convertible into shares of Common Stock, or enters into any agreements to do any of the same. In addition, each unit holder is issued 10,000 warrants to purchase Common Stock of AdCare for each unit purchased at the lesser of: (i) $1.00 per share or (ii) 50% of the price at which the Company sells any shares of Common Stock, grants warrants to purchase Common Stock, issues securities convertible into shares of Common Stock, or enters into any agreements to do any of the same. The warrants are exercisable at any time within five years from the anniversary date of the issuance. The exercise is subject to adjustment upon the occurrence of certain events. An allocation of the proceeds received from the issuance of the Convertible Debentures was made between the debt instrument and the warrants by determining the pro-rata share of the proceeds for each by comparing the fair value of each security issued to the total fair value. The fair value of the warrants was determined using the Black-Scholes model. The fair value of the Convertible Debentures common shares was determined by measuring the fair value of the common shares on an “as-converted” basis. As a result, approximately $63,300 was allocated to the warrants and recorded as a discount on the debt issued and additional paid-in capital. The total discount amortized to interest expense in connection with the allocation of the common stock warrants was approximately $5,300 for the nine months ended September 30, 2005. The Company had 230,000 Warrants outstanding at September 30, 2005.

NOTE 9. INCENTIVE STOCK OPTIONS

The Company has a stock option plan. Options are available to officers, directors, consultants and employees of the Company. The Board of Directors will select from eligible persons those to whom awards shall be granted, as well as determine the size of the awards. The total number of shares, which are available under the plan, is 120,000 with an option price of $2.50 per share. Each stock option granted under the plan shall expire not more than 5 years from the date that the option is granted.

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 9. INCENTIVE STOCK OPTIONS (Continued)

The fair value of an option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2004:

Dividend yield	0%
Expected volatility	0.00%
Risk-free interest rates	4.00%
Expected lives	5 years

A summary of the status of the Company’s employee stock options as of September 30, 2005 and December 31, 2004 and changes for the period then ended and the year then ended, respectively, is presented below:

	September 30, 2005	December 31, 2004	Weighted Average Exercise Price
	(unaudited)
Beginning	106,200	-	$-
Granted	8,000	106,200	2.50
Exercised	-	-	-
Ending	114,200	106,200	$2.50
Options exercisable	70,280	42,480

The following table summarizes information about employee stock options at September 30, 2005:

Exercise Price	Number Outstanding September 30, 2005	Weighted Average Remaining Contractual Life (In Years)

$2.50	106,200	4.5
$2.50	8,000	5.0

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 10. INCOME TAXES

At September 30, 2005 and December 31, 2004, the tax effect of significant temporary differences representing deferred tax assets are as follows:

	Nine Months Ended September 30, 2005	December 31, 2004
	(Unaudited)
Net current deferred tax asset:
Allowance for doubtful accounts	$385,534	$384,847
Accrued expenses	107,037	81,257
	492,571	466,104

Net long-term deferred tax asset (liability):
Net operating loss carryforwards, AdCare	1,101,107	1,101,107
Depreciation and amortization	(105,035)	(100,506)
	996,072	1,000,601

Total deferred tax assets	1,488,643	1,466,705
Valuation allowance	(1,488,643)	(1,466,705)

Net deferred tax asset	$-	$-

The items accounting for the differences between income taxes computed at the federal statutory rate and the provision for income taxes are as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003
	(Unaudited)	(Unaudited)
Income tax at statutory rate	34.00%	34.00%	34.00%	34.00%
State taxes, net of federal benefits	4.26%	0.63%	6.70%	19.78%
Meals and entertainment	(0.40%)	(0.54%)	-	8.91%
Minority income - Vandalia	(14.43%)	(28.79%)	18.88%	174.14%

Net taxable flow through income - CHH	17.78%	2.43%	(4.37%)	(57.58%)

Net taxable flow through income - HVW	(5.20%)	(2.42%)	(0.97%)	(12.01%)
Permanent differences	-	-	0.44%	-
Change in valuation allowance	(36.01%)	(5.31%)	(54.68%)	(167.24%)
Effective tax rate	-	-	-	-

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 10. INCOME TAXES (Continued)

As of December 31, 2004, AdCare had consolidated federal net operating losses (“NOL”) carryforwards of approximately $3,238,000. These NOLs begin to expire in 2011 through 2022.

Management determined that the deferred tax assets do not satisfy the recognition criteria set forth in SFAS No. 109. Accordingly, a full valuation allowance has been recorded for this amount.

As of September 30, 2005, AdCare held a 50% interest in Vandalia, Inc. On December 9, 2005, AdCare acquired the remaining 50% from SPI (see paragraph seven of Note 1.) Vandalia files tax returns on a standalone basis. Vandalia pretax losses for the nine month period ended September 30, 2005 were $123,000 and $247,000 for the year ended December 31, 2004. As of December 31, 2004, Vandalia had NOL carryovers of approximately $1,027,000 that start to expire in 2021. Vandalia’s NOL can only be used to offset taxable income on Vandalia’s standalone income tax return. Vandalia’s management have recorded a full valuation allowance against the deferred tax asset created by the NOL.

A deferred tax asset/liability has not been provided on the undistributed earnings/losses from Vandalia because it is Management’s intent to permanently reinvest these earnings with AdCare. Earnings of Vandalia, which have been, or are intended to be permanently invested in accordance with Indefinite Reversal Criteria APB No. 23, “Accounting for Income Taxes – Special Areas.”

NOTE 11. COMMITMENTS

Employment Agreements

Commencing on April 1, 2005, the Company entered into employment agreements with three executive officers. The employment agreements provide for an initial employment term of three years expiring on April 1, 2008, with base salaries of $10,000 per month, a minimum salary increase of five percent per year, fringe benefits such as health and life insurance and inclusion in any option program that the Company may institute in the future. In addition, the employment agreements provide that if the executive is terminated for any reason other than cause (which is defined as dishonest in transactions with the Company, material disloyalty and/or the express refusal to perform services for the Company which may be properly requested), the Company is required to compensate said executive for the remaining term of the respective employment agreement plus one additional year. The employment agreements also include a non-compete agreement restricting said executive from competing with the Company within the State of Ohio for a period of one year following the termination.

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 11. COMMITMENTS (Continued)

Operating Leases

In 2003, the Company began leasing the Covington Care Center nursing facility under an agreement classified as an operating lease that expires in August 2012. Rent expense under this agreement for 2004 and 2003 was approximately $620,000 and $517,000, respectively. Rent expense for the nine months ended September 30, 2005 and 2004 was approximately $465,000.

Future minimum lease payments as of September 30, 2005 are as follows:

2006	$620,000
2007	620,000
2008	635,000
2009	650,000
2010	650,000
Thereafter	1,624,000
$4,799,000

NOTE 12. COMMON STOCK WARRANTS

A summary of the status of the common stock warrants as of September 30, 2005 and December 31, 2004 and changes for the period then ended and the year then ended, respectively, is presented below:

	September 30, 2005	December 31, 2004
	(Unaudited)
Beginning balance	150,387	114,387
Issued	366,000	64,000
Exercised	-	(28,000)
Expired	(2,000)	-
Ending balance	514,387	150,387

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 13. THIRD-PARTY REIMBURSEMENT

Medicare

Payments for Medicare resident services are made under a prospective payment system. There is no retroactive adjustment to allowable cost. The Company is paid one of several prospectively set rates that vary depending on the resident’s service needs. Payment rates are established on a federal basis by the Centers for Medicare and Medicaid Services (CMS). The final settlement process is primarily a reconciliation of services provided and rates paid. As a result, no material settlement estimates are expected.

Medicaid

Payments for Medicaid resident services are calculated and made under a prospective reimbursement system. Payment rates are based on actual cost, limited by certain ceilings, adjusted by a resident service needs factor and updated for inflation. The direct care portion of the rate can be adjusted prospectively for changes in residents’ service needs.

While interim rates are subject to reconsideration and appeal, once this process is completed, they are not subject to subsequent retroactive adjustment. However, the Ohio Department of Job and Family Services (ODJFS) has the opportunity to audit the cost report used to establish the prospective rate. If the ODJFS discovers non-allowable or misclassified costs that resulted in overpayments to the Company, then the funds will be recovered by the ODJFS through the final rate recalculation process.

At September 30, 2005 and December 31, 2004, Management estimated that no amounts are due to the Medicaid program resulting from non-allowable or misclassified costs for any open Medicaid reimbursement years.

Third-Party Overpayments

ODJFS overpaid the Company on certain of its Medicaid residents. Medicaid overpayments were approximately $660,000 and $470,000 as of September 30, 2005 and December 31, 2004, respectively, and are included in accrued expense in the accompanying consolidated balance sheet. The Company received Medicaid payments for residents who were previously discharged or for residents who were covered by the Medicare program or other payors. The overpayments are primarily due to the ODJFS’ lack of processing status changes on a timely basis despite the Company’s submission of such changes.

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 13. THIRD-PARTY REIMBURSEMENT (Continued)

Laws and Regulations

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigation involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action including fines, penalties and exclusion from the Medicare and Medicaid programs.

NOTE 14. RELATED PARTY TRANSACTIONS

In September 2003, the Company purchased the land and building which they occupy as their corporate headquarters from Hearth & Home of Van Wert, LTD for $400,000, which was previously sold by the Company for the same amount in 1999. In connection with this transaction, the Company entered into a promissory note payable in the original principal amount of $300,000, with a financial institution. The promissory note payable is personally guaranteed by three of the stockholders of the Company (see Note 6).

For the years ended December 31, 2004 and 2003, an entity majority owned and operated by one of the Company’s former directors and a current stockholder, provided $1,133,000 and $15,086, respectively, in architectural/construction services to some of the Company’s ventures. These transactions were priced at cost plus a 10% markup.

On January 1, 2005, three officers personally guaranteed a term loan in the amount of $1,650,000, which loan was used to acquire Assured Health Care Inc. (see Note 6). In consideration for these guarantees, each officer received warrants to acquire 40,000 shares of our common stock at a price of $2.50 per share. These warrants remain exercisable until January 1, 2010. In October 2005, the loan was reduced by $800,000 as a result of proceeds from a private placement financing of $1,512,000 which closed in August and October 2005.

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 15. CONTINGENCIES

Certain claims and suits arising in the ordinary course of business in managing certain nursing facilities were filed or are pending against the Company. Management provides for loss contingencies where the possibility of a loss is probable. As of September 30, 2005 and December 31, 2004, no estimated loss liabilities due to litigation were recorded. Management believes that the liability, if any, which may result would not have a material adverse effect on the financial position or results of operations of the Company. The Company carries liability insurance that is available to fund certain defined losses, should any arise, net of a deductible amount.

NOTE 16. CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Company’s operations are concentrated in the long-term care market, which is a heavily regulated environment. The operations of the Company are subject to the administrative directives, rules and regulations of federal and state regulatory agencies, including, but not limited to, CMS, the ODJFS and the Ohio Department of Health and Aging. Such administrative directives, rules and regulations, including budgetary reimbursement funding, are subject to change by an act of Congress, the passage of laws by the Ohio General Assembly or an administrative change mandated by one of the executive branch agencies. Such changes may occur with little notice or inadequate funding to pay for the related costs, including the additional administrative burden, to comply with a change.

The Company has 100% of its 218 nursing facility beds certified under the Medicaid and Medicare programs. A summary of occupancy utilization and net revenues is as follows:

For the Year Ended	Percent of Total Occupancy	Percent of Long-Term Care Receivables	Percent of Patient Care Revenue

Medicaid
September 30, 2005	64%	22%	52%
December 31, 2004	69%	47%	61%
December 31, 2003	69%	55%	62%

Medicare
September 30, 2005	15%	29%	27%
December 31, 2004	12%	24%	22%
December 3,1 2003	9%	16%	16%

Other Payors
September 30, 2005	21%	48%	21%
December 31, 2004	19%	29%	16%
December 31, 2003	22%	29%	22%

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 17. HOME HEALTHCARE AGENCY ACQUISITION

In January 2005, AdCare acquired 100% of the issued and outstanding shares of common stock of Assured Health Care, Inc. (Assured) for the purchase price of $2,100,000. On the closing date, Assured borrowed $1,650,000 from a bank bearing interest at the prime rate plus 1.5% with repayment scheduled for February 2011. AdCare issued a $450,000 promissory note payable to the major stockholder of Assured. The note accrues interest of $22,500 to January 2006 resulting in a principal balance of $472,500. The note then bears interest at 5% and is payable in 36 monthly payments of $14,161 beginning February 2006 and maturing February 2009.

The Company granted 120,000 warrants to certain officers in connection with guarantees made on the bank debt. These warrants were valued using the Black-Scholes pricing model based on the terms of the warrants. The total value of $42,000 was recorded as a discount on the debt and additional paid-in capital. The discount is being amortized over the term of the debt. Approximately $5,000 was recognized as expense for the nine months ended September 30, 2005.

Following is a condensed balance sheet showing assets acquired and liabilities assumed as of the date of acquisition:

Cash	$100,000
Accounts Receivable	281,936
Prepaid Assets	59,639
Property and Equipment	27,109
Goodwill	1,772,534
Accounts Payable	(141,218)
$2,100,000

The following unaudited pro forma summary presents consolidated financial information as if the acquisition of Assured had occurred effective January 1, 2004. The pro forma information does not necessarily reflect the actual results that would have occurred, nor is it necessarily indicative of future results of operations of the consolidated entities. This transaction was completed on January 26, 2005, and the respective financial information for the nine months ended September 30, 2005 is included in the consolidated financial statements.

Year Ended December 31, 2004

Revenue	$21,087,119

Income Before Discontinued Operations	$148,743
Discontinued Operations	298,053
Net Income	$446,796

ADCARE HEALTH SYSTEMS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

(INFORMATION AS OF AND WITH RESPECT TO ALL PERIODS
SUBSEQUENT TO DECEMBER 31, 2004 IS UNAUDITED)

NOTE 17. HOME HEALTHCARE AGENCY ACQUISITION (Continued)

Year Ended December 31, 2004
Income Per Share – Basic:
Income before discontinued operations	$0.09
Discontinued operations	0.18
Net Income	$0.27

Income Per Share – Diluted:
Income before discontinued operations	$0.09
Discontinued operations	0.18
Net Income	$0.27

NOTE 18. BENEFIT PLANS

The Company sponsors a 401(k) plan, which provides retirement benefits to eligible employees. All employees are eligible once they reach age 21. The Company matches employee contributions at 50% up to 2% of the employee’s salary. Total matching contributions during 2004, 2003 and the nine months ended September 30, 2005 and 2004 were approximately $29,000, $31,000, $24,000 and $22,000, respectively.

NOTE 19. SUBSEQUENT EVENT

Commitment to Public Offering

In April 2005, the Company entered into a letter of intent for a proposed public offering (public offering) with Newbridge Securities Corporation (Newbridge). The Company shall grant to Newbridge an option to purchase 10% of the units being offered at 110% of the public offering price of the units. Upon completion of a successful offering, the Company shall retain Newbridge to act as a financial business consultant for a minimum of two years for $50,000 per year, which shall be paid in advance from the proceeds of the offering.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

The Company's Amended Articles of Incorporation and its Code of Regulation provide that the Company shall indemnify any Director or Officer (and may indemnify any other employee or agent of the Company or of another entity) to the extent provided by Ohio law.

Determination of rights to indemnification shall be made by a majority vote of a quorum of the directors, or by the court in which such action, suit or proceeding was brought.

The Company may obtain and maintain liability insurance against liabilities of its directors, officers, employees and agents, sufficient to cover its obligations under these indemnification provisions, and may obtain such liability insurance for liabilities of such persons not subject to any obligations of the Company under these indemnification provisions.

The indemnification provided hereunder shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement or vote of stockholders or disinterested directors. In addition, if at any time the Ohio Revise Code (“Code”) shall have been amended to authorize further elimination or limitation of the liability of directors or officers, then the liability of each director and officer of the Company shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the stockholders, unless the provisions of the Code require such action. The provision does not limit the right of the Company or its stockholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the Articles of Incorporation, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

Filing Fee - Securities and Exchange Commission		$4,296
NASD Filing Fee		$4,294
Accounting Fees and expenses	$
Blue Sky Fees and expenses	$
Transfer Agent Fees and Expenses	$
Printing and Engraving	$
Miscellaneous Expenses	$
TOTAL	$

Expenses other than filing fees are estimated. The Company will pay all fees, disbursements and expenses in connection with the proposed offering.

Item 26. Recent Sales of Unregistered Securities.

The following is information as to all securities of the Company sold by the Company within the past three years that were not registered under the Securities Act of 1933, as amended (the “Act”).

[Alternate Page for Selling Shareholder Prospectus]

During 2004, the Company sold to five persons an aggregate of $150,000 of subordinated notes and warrants to purchase up to 150,000 shares of our common stock. This transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering, and we believe that this transaction was exempt from the registration requirements of the Act pursuant to Section 4(2) thereof and Regulation D promulgated thereunder. Recipients of these securities represent their intention to acquire the securities for investment purposes only and not with a view to or for purposes of any distribution thereof. All of the recipients were accredited investors as that term is defined in Rule 501 of Regulation D.

During 2004, we issued 153,500 shares of our common stock pursuant to the exercise of warrants which were sold in previous private placements pursuant to Section 4(2) of the Act and Regulation D promulgated thereunder.

In August 2005, we sold $1,512,000 of 8% subordinated convertible debentures and issued warrants to purchase 324,800 shares of our common stock. Newbridge Securities Corporation was a placement agent in this offering. We paid commissions of 10% and issued warrants to purchase 44,800 shares of our common stock to the placement agents. We believe all of the recipients of the securities in this offering presented their intention to acquire the securities for investment purposes only, and all of the recipients were accredited investors.

In December 2005, we issued 191,000 shares of our common stock to the ten Members of Senior Properties Investments, LLC, an Ohio limited liability company (“SPI”), in exchange for all of the ownership interest of such members in SPI plus the $50,000 obligation owed to such members by SPI. As a result, we became the sole member of SPI. The sole asset of SPI was a 50% ownership interest in Hearth & Home of Vandalia, Inc., an Ohio corporation. We previously owned the other 50% interest in Hearth & Home of Vandalia, Inc. Following our purchase of the other members’ 50% interest, SPI was merged into AdCare Health Systems, Inc. and Hearth & Home of Vandalia, Inc. became our wholly owned subsidiary. The members of SPI at the time of the transaction were Phil Farris, Michael J. McKenzie, J. Michael Williams, Gary Wade, Homer McKnight, Earl Morris, Burl Morris, Thomas Odenweller, Dave A. Tenwick, and Capital City Partners, LLC.

Item 27. Exhibits

Exhibit	Description of Exhibit	Location

1.1	Form of Underwriting Agreement	Exhibit 1.1 to be filed by amendment
3.1	Amended and Restated Articles of Incorporation of Registrant	Exhibit 3.1 attached hereto
3.2	Code of Regulations of the Registrant	Exhibit 3.2 attached hereto
4.1	Specimen Common Share Certificate	Exhibit 4.1 attached hereto
4.3	Specimen Unit Certificate	Exhibit 4.3 attached hereto
4.4	Specimen Warrant Certificate	Exhibit 4.4 attached hereto
4.5	Form of Warrant Agreement, dated ________, 2006	Exhibit 4.5 attached hereto
4.6	2004 Non-Qualified and Incentive Stock Option Plan of Registrant	Exhibit 4.6 attached hereto
4.7	Form of Representative’s Warrant	Exhibit 4.7 to be filed by amendment
5.1	Opinion regarding Legality and Consent of Carlile Patchen & Murphy LLP	Exhibit 5.1 to be filed by amendment
10.1	Employment Agreement between AdCare Health Systems, Inc. and David A. Tenwick, dated April 1, 2005	Exhibit 10.1 attached hereto
10.2	Employment Agreement between AdCare Health Systems, Inc. and Gary L. Wade, dated April 1, 2005	Exhibit 10.2 attached hereto
10.3	Employment Agreement between AdCare Health Systems, Inc. and J. Michael Williams, dated April 1, 2005	Exhibit 10.3 attached hereto

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10.4	Form of Secured Promissory Debenture dated _________, 2005	Exhibit 10.4 attached hereto
10.5	Form of Warrant to Purchase Common Stock dated _________, 2005	Exhibit 10.5 attached hereto
10.6	Form of Subordinated Note dated October 31, 2004	Exhibit 10.6 attached hereto
10.7	Form of Warrant to Purchase Shares of AdCare Health Systems, Inc. dated October 31, 2004	Exhibit 10.7 attached hereto
21.1	Subsidiaries of the Registrant	Exhibit 21.1 attached hereto
23.1	Consent of Rachlin Cohen & Holtz LLP	Exhibit 23.1 attached hereto
23.2	Consent of Carlile Patchen & Murphy LLP	Exhibit 5.1 to be filed by amendment
24.1	Power of Attorney	Included with Signature Page
99.1	Audit Committee Charter	Exhibit 99.1 attached hereto
99.2	Compensation Committee Charter	Exhibit 99.2 attached hereto

Item 28. Undertakings

(1) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned Registrant hereby undertakes that to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To including any prospectus by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

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i.	in any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.	any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred and paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that it will:

(i)    for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(ii)   for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable knowledge to believe that it meets the requirements of filing Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Columbus, State of Ohio on January 31, 2006.

ADCARE HEALTH SYSTEMS, INC.

By:	/s/ David A. Tenwick
David A. Tenwick, Chairman

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ David A. Tenwick David A. Tenwick	Director, Chairman	January 31, 2006
/s/ Gary L. Wade Gary L. Wade	Director, President	January 31, 2006
/s/ Scott Cunningham Scott Cunningham	Chief Financial Officer	January 31, 2006
/s/ J. Michael Williams J. Michael Williams	Director, Executive Vice President, Operations	January 31, 2006
/s/ Jeffrey L. Levine Jeffrey L. Levine	Director	January 31, 2006
/s/ Philip S. Radcliffe Philip S. Radcliffe	Director	January 31, 2006
/s/ Laurence E. Sturtz Laurence E. Sturtz	Director	January 31, 2006

 POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints David A. Tenwick, his or her true and lawful attorney-in-fact and agent, with the full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, with full power to act alone, to sign any and all documents (including both pre- and post-effective amendments in connection with the registration statements), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Gary L. Wade Gary L. Wade	January 31, 2006
/s/ Scott Cunningham Scott Cunningham	January 31, 2006
/s/ J. Michael Williams J. Michael Williams	January 31, 2006
/s/ Jeffrey L. Levine Jeffrey L. Levine	January 31, 2006
/s/ Philip S. Radcliffe Philip S. Radcliffe	January 31, 2006
/s/ Laurence E. Sturtz Laurence E. Sturtz	January 31, 2006